UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. to be held on June 11, 2007 at 10:00 a.m. local time at the Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York.

At this meeting, you will be asked to consider and vote upon the election of Progenics’ directors, the approval of amendments to the Company’s 1998 Employee Stock Purchase Plan, the Company’s 1998 Non-Qualified Employee Stock Purchase Plan and the Company’s 2005 Stock Incentive Plan, and the ratification of the selection of PricewaterhouseCoopers LLP to serve as Progenics’ independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Board of Directors appreciates and encourages stockholder participation in Progenics’ affairs and cordially invites you to attend the meeting in person. It is important that your shares be represented. Whether or not you decide to attend the meeting, we ask that you, at your earliest convenience, complete, sign, date and mail the enclosed proxy in the envelope provided or transmit your voting instructions by telephone or the Internet as described on the accompanying form of proxy.

Thank you for your cooperation.

Very truly yours,

KURT W. BRINER
Co-Chairman of the Board of Directors

PAUL F. JACOBSON
Co-Chairman of the Board of Directors

777 Old Saw Mill River Road	Tarrytown, New York 10591	914-789-2800	www.progenics.com

General Information About the Meeting and Voting
Proposal I: Election of Directors
Proposal II: Amendment of the Company’s 1998 Employee Stock Purchase Plan and 1998 Non-Qualified
Employee Stock Purchase Plan
Proposal III: Amendment of the Company’s 2005 Stock Incentive Plan
Proposal IV: Ratification of Selection of Independent Registered Public Accounting Firm
Executive Officers of the Company
Executive Compensation
Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan-Based Awards for Fiscal Year 2006
Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested in Fiscal Year 2006
Director Compensation in Fiscal Year 2006
Narrative for Director Compensation Table
Potential Payments Upon Termination or Change in Control
Narrative for Potential Payments Upon Termination or Change in Control Table
Security Ownership of Certain Beneficial Owners and Management
Corporate Governance
Compensation Committee Report
Compensation Committee Interlocks and Insider Participation
Report of the Audit Committee of the Board of Directors
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting and Compliance
Sales of Stock by Insiders
Form 10-K
Stockholder Proposals
Householding
Other Business
Proxy Card

______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 11, 2007

______________________

NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF STOCKHOLDERS OF PROGENICS PHARMACEUTICALS, INC., A DELAWARE CORPORATION, WILL BE HELD AT THE LANDMARK AT EASTVIEW, ROCKLAND ROOM, 777 OLD SAW MILL RIVER ROAD, TARRYTOWN, NEW YORK, ON MONDAY, JUNE 11, 2007 AT 10:00 A.M. LOCAL TIME, FOR THE PURPOSES OF CONSIDERING AND VOTING UPON THE FOLLOWING MATTERS, EACH AS MORE FULLY DESCRIBED IN THE ATTACHED PROXY STATEMENT:

1. The election of eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2. The approval of an amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder to 1,600,000 and the amendment of the Company’s 1998 Non-Qualified Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder to 500,000 and to make certain other changes to the terms of the Plans.

3. The approval of an amendment to the 2005 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder to 3,950,000 and to make certain other changes to the terms of the Plan.

4. The ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

        5. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only those stockholders of record at the close of business on April 12, 2007 will be entitled to receive notice of, and vote at, the meeting. A list of stockholders entitled to vote at the meeting is open to examination by any stockholder at our principal offices, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (no postage is needed if mailed in the United States). You may also transmit your proxy by use of any touch-tone telephone or electronically by a secure Internet web site, as described on the accompanying form of proxy. Please note that in order to record your vote, you must either return the accompanying form of proxy by mail or transmit your voting instructions telephonically or by the Internet. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions by any of these designated methods will help us in preparing for the meeting, and your cooperation is greatly appreciated.

         By order of the Board of Directors

ROBERT A. McKINNEY
Chief Financial Officer
Senior Vice President, Finance &Operations
and Treasurer

Tarrytown, New York
April 27, 2007

777 Old Saw Mill River Road	Tarrytown, New York 10591	914-789-2800	www.progenics.com

PROGENICS PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

April 27, 2007

P R O X Y S T A T E M E N T

This Proxy Statement is furnished to holders of our common stock, par value $.0013 per share, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors for use at the Annual Meeting of Stockholders to be held at the Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York on Monday, June 11, 2007, at 10:00 a.m. local time, and at any and all adjournments of the Annual Meeting. Stockholders may revoke the authority granted by their proxies at any time prior to their use by filing with our Corporate Secretary a written revocation or by submitting a new, proper proxy by telephone or the Internet after the date of the proxy or by attending the meeting and voting in person. Solicitation of proxies will be made chiefly through the mails, but additional solicitation may be made by telephone or telegram by our officers or regular employees. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about May 14, 2007.

Shares of common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote all proxies received by them FOR the election of the eight director nominees named herein, FOR the approval and adoption of the amendment to the Company’s 1998 Employee Stock Purchase Plan, FOR the approval and adoption of the amendment to the Company’s 1998 Non-Qualified Employee Stock Purchase Plan, FOR the approval and adoption of the amendment to the Company’s 2005 Stock Incentive Plan and FOR ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

If a quorum is present at the meeting, those nominees receiving a plurality of the votes cast will be elected as directors. Under applicable rules of the Nasdaq Stock Market, the amendment of the 1998 Employee Stock Purchase Plan, the 1998 Non-Qualified Employee Stock Purchase Plan and the 2005 Stock Incentive Plan must be approved by the affirmative vote of the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting. Abstentions from voting on these proposals will have the effect of a “no” vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on these proposals. A majority of the votes cast (excluding abstentions and broker non-votes) will be required for the approval of the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

VOTING

Only stockholders of record at the close of business on April 12, 2007 will be entitled to vote at the meeting or any and all adjournments thereof. As of April 12, 2007, we had outstanding 26,509,370 shares of common stock, our only class of voting securities outstanding. Each of our stockholders will be entitled to one vote for each share of our common stock registered in his or her name on the record date. A majority of all shares of common stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting.

PROPOSAL I: ELECTION OF DIRECTORS

At the meeting, eight directors (constituting the entire Board of Directors) are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The proxies given pursuant to this solicitation will be voted in favor of the eight nominees listed below unless authority is withheld. Should a nominee become unavailable to serve for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the proxy. The Board of Directors has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of those shares voted at the meeting with respect to the election of directors.

Information Concerning Director Nominees
    The persons nominated as our directors (all of whom are currently our directors), their respective ages, the year in which each first became our director and their principal occupations or employment during the past five years are as follows:

Name	Age	Year First Elected Director	Position with Progenics
Kurt W. Briner (1)(2)	62	1998	Co-Chairman, Director
Paul F. Jacobson (1)(2)(3)(4)	53	1990	Co-Chairman, Director
Paul J. Maddon, M.D., Ph.D. (4)	47	1986	Chief Executive Officer, Chief Science Officer and Director
Charles A. Baker (1)(2)(3)(4)	74	1994	Director
Mark F. Dalton (2)(3)(4)	56	1990	Director
Stephen P. Goff, Ph.D. (2)	55	1993	Director
David A. Scheinberg, M.D., Ph.D.	51	1996	Director
Nicole S. Williams (1)	62	2007	Director

    (1) Member of the Audit Committee
(2) Member of the Nominating and Corporate Governance Committee
(3) Member of the Compensation Committee
(4) Member of the Executive Committee

Kurt W. Briner is the former President and Chief Executive Officer of Sanofi Pharma S.A. in Paris, France, a position he held from 1988 until his retirement in 2000, and he has nearly 33 years of experience in the pharmaceutical industry. Mr. Briner is currently also a director of Novo Nordisk Danmark and Galenica S.A., each a European-based pharmaceutical company. He attended Humanistisches Gymnasium in Basel and Ecole de Commerce in Basel and Lausanne.

Paul F. Jacobson has been the Chief Executive Officer of Diversified Natural Products Co., a privately held industrial biotechnology company, since 2003. Mr. Jacobson has also been a general partner of Starting Point Venture Partners, a private investment fund, since 1999. Previously, Mr. Jacobson was Managing Director of fixed income securities at Deutsche Bank from January 1996 to November 1997. He was President of Jacobson Capital Partners from 1993 to 1996. From 1986 to 1993, Mr. Jacobson was a partner at Goldman, Sachs & Co. where he was responsible for government securities trading activities. Mr. Jacobson received a B.A. from Vanderbilt University and an M.B.A. from Washington University.

Paul J. Maddon, M.D., Ph.D. is our founder and has served in various capacities since our inception, including as our Chairman of the Board of Directors, Chief Executive Officer, President and Chief Science Officer. From 1981 to 1988, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. Dr. Maddon serves on several scientific review committees of the National Institutes of Health, on the board of directors of Epixis SA, a privately-held French biotechnology company, and on the Executive Committee of the Rockefeller University Council. He received a B.A. in biochemistry and mathematics and a M.D. and a Ph.D. in biochemistry and molecular biophysics from Columbia University.

Charles A. Baker is a business advisor to biotechnology companies. He is the former Chairman, President and Chief Executive Officer of The Liposome Company, Inc., a biotechnology company located in Princeton, New Jersey, a position he held from 1989 until the sale of the company in 2000. Mr. Baker is currently a director of Regeneron Pharmaceuticals, Inc., a biotechnology company. Mr. Baker has 44 years of pharmaceutical industry experience and has held senior management positions at Pfizer, Abbott Laboratories and Squibb Corporation. Mr. Baker received a B.A. from Swarthmore College and a J.D. from Columbia University.

Mark F. Dalton has been the President and a director of Tudor Investment Corporation, an investment advisory company, and its affiliates since 1988 and has been the President and Vice Chairman of such companies since 2005. From 1979 to 1988, he served in various senior management positions at Kidder, Peabody & Co. Incorporated, including Chief Financial Officer. Mr. Dalton is currently a director of several private companies. Mr. Dalton received a B.A. from Denison University and a J.D. from Vanderbilt University Law School.

Stephen P. Goff, Ph.D. has been a member of our Virology Scientific Advisory Board since 1988 and has been its Chairman since April 1991. Dr. Goff has been the Higgins Professor in the Departments of Biochemistry and Microbiology at Columbia University since June 1990. He received an A.B. in biophysics from Amherst College and a Ph.D. in biochemistry from Stanford University. Dr. Goff performed post-doctoral research at the Massachusetts Institute of Technology in the laboratory of Dr. David Baltimore.

David A. Scheinberg, M.D., Ph.D. has been a member of our Cancer Scientific Advisory Board since 1994. Dr. Scheinberg has been associated with Sloan-Kettering since 1986, where he is the Vincent Astor Chair and Member, Leukemia Service; Chairman, Molecular Pharmacology and Chemistry Program; Chairman, Experimental Therapeutics Center; Member, Clinical Immunology Service; and Head, Laboratory of Hematopoietic Cancer Immunochemistry. He also holds the position of Professor of Medicine and Pharmacology, Weill-Cornell Medical College. He received a B.A. from Cornell University and a M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

Nicole S. Williams, M.B.A. was elected to our Board of Directors in 2007. Ms. Williams recently retired as the Chief Financial Officer of Abraxis Bioscience Inc., a biopharmaceutical company, and President of Abraxis Pharmaceutical Products, a division of Abraxis Bioscience Inc., positions she assumed upon the merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. in April, 2006. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners and in December, 2005 assumed additional responsibilities as President of American Pharmaceutical Partners. Ms. Williams is the President of the Nicklin Capital Group, Inc. a firm she founded in 1999 to invest in and provide consulting to early stage technology companies in the Midwest. She is currently a director of Orchid Cellmark, Inc., a leading DNA identity testing service company. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago.

VOTING

Those nominees receiving a plurality of the votes cast will be elected directors. Abstentions and broker non-votes will not affect the outcome of the election.

Our Board of Directors deems the election of the eight nominees listed above as directors to be in our and our stockholders’ best interests and recommends a vote “FOR” their election.

PROPOSAL II:
AMENDMENT OF THE COMPANY’S 1998 EMPLOYEE STOCK PURCHASE PLAN AND
1998 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors believes that it is in our best interest to encourage our employees to acquire an equity interest in our success by making shares of common stock available for purchase by all employees on favorable terms. Accordingly, the Progenics Employee Stock Purchase Plan (the “ESPP”) and Non-Qualified Employee Stock Purchase Plan (the “Non-Qualified ESPP”) (collectively, the “Plans”) were initially adopted in 1998 and authorized the sale to employees of up to an aggregate of 150,000 and 50,000 shares of common stock, respectively, issued under the Plans. In 2002 and 2003, our stockholders subsequently approved increases in the number of shares available under the ESPP to 400,000 shares and 1.0 million shares, respectively, and increases in the number of shares available under the Non-Qualified ESPP to 75,000 shares and 300,000 shares, respectively. Due to the fact that we expanded our number of employees since 2003, we granted more options under the Plans than we had anticipated. As of December 31, 2006, we had issued, and employees had purchased, 947,197 shares of the shares authorized under the ESPP and 133,658 shares authorized under the Non-Qualified ESPP. Given the current level of participation in the Plans and the expected near-term exhaustion of the shares authorized for issuance under the Plans, our Board of Directors has determined that additional shares of the common stock should be made available under the Plans. The Board has unanimously approved, subject to stockholder approval, amendments to the Plans to increase the aggregate number of shares of common stock available for sale to employees thereunder to 1,600,000 shares for the ESPP and to 500,000 shares for the Non-Qualified ESPP.

If our stockholders approve these amendments, additional shares will be available for purchase by eligible employees under the Plans. We believe that the additional authorized shares should be sufficient for purchases under the Plans for approximately three more years. If the amendments to the Plans are not approved by our stockholders, we will need to reconsider how we will encourage our employees to acquire an equity interest in our success.

Summary of the Plans

A summary of the principal features of the Plans as they are proposed to be amended is provided below.

Purpose

The purpose of the Plans is to aid us in attracting, compensating and retaining well-qualified employees by providing them with an equity interest in our success.

Eligible Employees

    All of our employees, including executive officers, are eligible to participate in the Plans provided that any employee holding a beneficial interest in more than 5% of common stock is not eligible to participate in the Plans. At March 31, 2007, 221 of our employees were eligible to participate in the Plans.

Options under the Plans

     The Plans provide for the grant on a quarterly basis of options to purchase common stock with up to 25% of each employee’s total compensation (as defined in the Plans) during such quarter, as such percentage may be determined by our Board of Directors. Each option will expire six months after the date of grant and must be exercised during the three-month period prior to the date of expiration, on such date or dates specified by the Board of Directors prior to the date of grant. Payment for the shares upon exercise will be in cash or, at the discretion of the Compensation Committee of the Board of Directors, in shares of common stock. We do not withhold any amount from any employee’s compensation in order to exercise any option under the Plans.

The ESPP provides that the fair market value of the option shares subject to a grant on the first day of the quarter may not exceed $6,250. In the event any employee’s total compensation is such that the applicable percentage thereof determined by our Board of Directors results in option shares having greater than a $6,250 fair market value, such excess will be granted from the Non-Qualified ESPP.

Upon a “change of control” (as defined in the Plans) of Progenics, all outstanding options under the Plans shall immediately become fully exercisable and all rights of the participants shall become nonforfeitable.

Administration

The Compensation Committee of our Board of Directors administers the Plans. To the extent not otherwise inconsistent with the Plans, the Compensation Committee has the authority and discretion to amend the terms of future grants under the Plans and to terminate further grants under the Plans.

Maximum Shares to be Awarded

     The number of shares of the common stock with respect to which options may be granted under the ESPP may not exceed 1,600,000 in the aggregate (subject to antidilution adjustments). The number of shares of the common stock with respect to which options may be granted under the Non-Qualified ESPP may not exceed 500,000 in the aggregate (subject to antidilution adjustments). Such shares may be either authorized but unissued shares or treasury shares. Any shares subject to options granted under the Plans that have been terminated or expired by their terms shall thereafter be available for further grants under the respective Plans.

Exercise Price of Options

The price at which employees may exercise options will be the lesser of (i) 100% of the fair market value of the common stock on the first day of each fiscal quarter or (ii) 85% of the fair market value of the common stock on the date of exercise.

Restrictions on Transfer

Options under the Plans may not be transferred by an employee other than by will or by the laws of descent and distribution and may be exercised during the employee’s lifetime only by the employee.

Federal Income Tax Consequences

     The ESPP is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended. As such, neither the grant of options under the ESPP nor the exercise of the options by employees will have any federal income tax consequences to either us or the employee. Employees will recognize income upon the sale of the shares acquired upon the exercise of options under the ESPP, with the gain being subject to tax at ordinary income tax rates or at capital gains rates, depending upon the amount of gain realized and the holding period of the shares. We generally will not be entitled to a tax deduction for the income recognized by employees under the ESPP, except for certain amounts upon a “disqualifying disposition” of shares by employees within the two-year holding period following the date of grant.

    Under the Non-Qualified ESPP, the grant of options will have no federal income tax consequences to either us or the employee. The exercise of the options granted under the Non-Qualified ESPP, however, will result in taxable income to the employee in an amount equal to the difference between the purchase price and the fair market value on the date of exercise and will generally result in a corresponding deduction from taxable income for us.

Amendment

Our Board of Directors may at any time amend the Plans, provided that no such amendment shall be made without the approval of our stockholders to the extent approval is required by applicable laws, rules or regulations.

Grant Information

Under the Plans, employees are entitled to apply up to 25% of their gross pay to the purchase of common stock, with a limit of $25,000 per year under the ESPP and any remainder under the Non-Qualified ESPP. The table below sets forth certain information as to grants made under the ESPP and the Non-Qualified ESPP during the fiscal year ended December 31, 2006. The table below sets forth information regarding award grants, all of which were in the form of stock option grants, made under the Plans:

	Share Value of Grants

Name and Position	ESPP (1)	Non-Qualified ESPP (1)	Number of Shares
Paul J. Maddon, M.D., Ph.D.	$ —	$ 15,854	642
Chief Executive Officer, Chief Science Officer and Director (2)
Robert A. McKinney	$ 4,770	$ 8,241	530
Chief Financial Officer, Senior Vice President Finance & Operations and Treasurer
Mark R. Baker, J.D.	$ 4,770	$ 11,057	645
Senior Vice President & General Counsel
Thomas A. Boyd	$ 4,770	$ 7,486	499
Senior Vice President, Product Development
Alton B. Kremer	$ 4,770	$ 10,131	606
Vice President, Clinical Research
All current executive officers as a group	$ 23,850	$ 62,582	3,515
All current directors who are not executive officers as a group (3)	$ —	$ —	—
All employees, including all current officers who are not executive officers, as a group	$3,055,623	$616,864	149,447

(1) The price range for the ESPP was $17.80 to $25.84 and the price range for the Non-Qualified ESPP was $18.61 to $25.84.
(2) As the holder of a beneficial interest in more than 5% of common stock, Dr. Maddon is not eligible for an option grant under the ESPP.
(3) Directors of the Company who are not also employees of the Company are not eligible to participate in the Plans.

Voting

Under applicable rules of the Nasdaq Stock Market, the amendment of the Plans must be approved by the affirmative vote of the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting. Abstentions from voting on this proposal will have the effect of a “no” vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on this proposal.

Our Board of Directors deems the adoption of the amendment of our 1998 Employee Stock Purchase Plan and of the 1998 Non-Qualified Employee Stock Purchase Plan to be in our and our stockholders’ best interest and recommends that holders of common stock vote FOR Proposal II.

PROPOSAL III: AMENDMENT OF THE COMPANY’S 2005 STOCK INCENTIVE PLAN

Our Company’s Board of Directors believes it is in our best interest to encourage stock ownership by our employees. Accordingly, the Board of Directors adopted the 2005 Stock Incentive Plan, in 2005, which we refer to in this proxy statement as the “Stock Incentive Plan or the “Plan” to provide for the award of equity-based and other incentive compensation to our employees, officers, directors, consultants, advisors and other individual service providers. The Stock Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock, stock units, stock awards and performance awards. The Stock Incentive Plan allows us to make awards that qualify as “performance-based compensation” under section 162(m) of the Internal Revenue Code, which we refer to in this proxy statement as the “Code”.

        Our Board of Directors has determined that additional shares of common stock should be made available for awards under the Stock Incentive Plan to our employees, officers, directors, consultants, advisors and other individual service providers who will be responsible for the financial success and growth of our business. In this connection, the Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Stock Incentive Plan to increase the maximum number of shares of common stock available for issuance thereunder from 2,000,000 shares to 3,950,000 shares. The Board also approved amendments relating to the method for determining the number of shares available for issuance under the Plan including with respect to the different types of awards available under the Plan described below under “Reservation of Shares”.  As of December 31, 2006, a total of 685,429 shares remained available for issuance from the original number of shares authorized for issuance under the Stock Incentive Plan.

    We and the Board of Directors believe that this amendment to increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan is necessary to ensure that a sufficient reserve of common stock is available under the Stock Incentive Plan. We also believe that operation of the Stock Incentive Plan is important in attracting and retaining employees in a competitive labor market, which is essential to our long-term growth and success. If the stockholders do not approve the amendment to the Stock Incentive Plan, we will reevaluate how we will provide incentives to our existing and future employees, officers, directors, consultants, advisors and other individual service providers, but we shall be permitted to continue to utilize the Stock Incentive Plan pursuant to its terms prior to this proposed amendment to the Plan.

We expect that the shares of common stock available under the Stock Incentive Plan as amended will be sufficient for approximately three fiscal years of equity awards to our employees and other participants. We pledge to our stockholders that, over the 2007-2009 fiscal year period, we will not issue awards under the Stock Incentive Plan covering a number of shares of common stock that is greater than an average of 4.5% of the number of shares of our common stock that we believe will be outstanding over such three-year period, as calculated in accordance with the “burn-rate” guidelines published by Institutional Shareholder Services for our industry group, including assumptions as to the volatility of our stock.

      The following is a summary of the material terms of the Stock Incentive Plan, as amended by the Board of Directors subject to the approval of our stockholders.

Description of the Stock Incentive Plan

Purpose. The purpose of the Stock Incentive Plan is to further align the interests of our employees, officers, directors, consultants, advisors and other individual service providers with those of the stockholders by providing incentive compensation opportunities tied to the performance of our common stock and by promoting increased ownership of our common stock by such individuals. The Stock Incentive Plan is also intended to advance our interests and those of our stockholders by helping to attract, retain and motivate personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent.

Reservation of Shares. Subject to stockholder approval at the 2007 Annual Meeting, and subject to adjustments as described below, the maximum aggregate number of shares of our common stock that may be issued pursuant to awards granted under the Stock Incentive Plan will be 3,950,000 shares. Any shares subject to stock options or stock appreciation rights under the Stock Incentive Plan will be counted against the maximum share limitations as one share for every share of common stock subject thereto. With respect to stock appreciation rights that are settled in shares, the common stock subject to such award will be counted against the maximum share limitations as one share for every share of common stock subject thereto, regardless of the number of shares actually issued to settle the award upon exercise. Any shares subject to restricted stock awards, stock unit awards or stock awards under the Stock Incentive Plan will be counted against the maximum share limitations under the Plan as 1.78 shares for every share of common stock subject thereto or issued thereunder. In considering whether to use one or another form of stock incentive in any particular grant, or a combination of types of incentives, the Committee may use ratios in converting among stock options, stock appreciation rights, stock awards, and stock units awards that differ from the ratios to be used in determining the number of shares to be counted against the maximum share limitations under the Plan.

Shares of our common stock issued and sold under the Stock Incentive Plan may be either authorized but unissued shares or shares held in our treasury. To the extent that any award under the Stock Incentive Plan payable in shares of common stock is forfeited, cancelled, returned to us for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of common stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to awards under the Stock Incentive Plan. Any awards denominated in shares whether or not settled in cash will not be counted against the share limitations under the Stock Incentive Plan. Any shares of common stock used by the participant to pay the exercise price for stock options or satisfy payroll tax withholding requirements will not be added back to the share reserve.

Adjustments. In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to our common stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting our common stock, appropriate and equitable adjustments shall be made to the number and kind of shares of common stock available for grant, as well as to other maximum limitations under the Stock Incentive Plan, and the number and kind of shares of common stock or other rights and prices under outstanding awards to prevent dilution or enlargement of a participant’s rights under an award.

Administration. The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so each committee member will satisfy the requirements for (i) an “independent director” as defined by the Nasdaq Marketplace rules, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and (iii) an “outside director” under section 162(m) of the Code. Subject to the limitations set forth in the Stock Incentive Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, the types of awards to be granted, the time at which awards will be granted, the number of shares of common stock, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award. Subject to the terms of the Stock Incentive Plan, the Compensation Committee has the authority to amend the terms of an award in any manner that is permitted by the Stock Incentive Plan for the grant of an award, provided that no such action adversely effects the rights of a participant with respect to an outstanding award without the participant’s consent. The Compensation Committee has the right, from time to time, to delegate to one or more of our officers the authority of the Compensation Committee to grant and determine the terms and conditions of awards, subject to certain limitations. Any awards under the Stock Incentive Plan made to non-employee members of the Board must be approved by the Board.

Eligibility. Awards under the Stock Incentive Plan may be granted to any of our current or prospective employees, officers, directors, consultants, advisors or other individual service providers. As of March 31, 2007, we had 222 employees.

Stock Options. Stock options granted under the Stock Incentive Plan may be issued as either incentive stock options, within the meaning of section 422 of the Code, or as nonqualified stock options. The exercise price of an option will be not less than 100% of the fair market value of a share of our common stock on the date of the grant of the option, or such higher amount as determined by the Compensation Committee. The Compensation Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of options at any time. The maximum term of an option will be ten years from the date of grant. In the case of incentive stock options, for purposes of section 422 of the Code, the maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. Subject to adjustments as described above, the maximum number of shares of common stock that may be covered under options granted under the Stock Incentive Plan to any participant in any calendar year is 750,000 shares of common stock.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash, (ii) in shares of common stock that have been held for at least six months, (iii) through an open-market broker-assisted transaction, (iv) by combination of any of the above methods, or (v) by such other method approved by the Compensation Committee, and must pay any required tax withholding amounts. All options are nontransferable except upon death by the participant’s will or the laws of descent and distribution or, in the case of nonqualified options, to a participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), or as otherwise permitted by the Committee, in each case as may be approved by the Compensation Committee in its discretion at the time of the proposed transfer. Without the prior approval of our stockholders, the Stock Incentive Plan prohibits the cancellation, substitution or amendment of an option for the purpose of reducing the exercise price of a previously granted option, except for equitable adjustments for any recapitalization, reclassification or other change in our corporate structure, as described above.

Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of settlement or exercise over the base price of the right, multiplied by the number of shares of common stock as to which the right is being settled or exercised. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price of a stock appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The Compensation Committee will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of employment or service of a participant. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of stock appreciation rights at any time. The maximum term of a stock appreciation right will be ten years from the date of grant. Subject to adjustments as described above, the maximum number of shares of common stock that may be subject to stock appreciation rights granted under the Stock Incentive Plan to any participant during any calendar year is 750,000 shares of common stock. Stock appreciation rights may be payable in cash or in shares of common stock or in a combination of both. Without the prior approval of our stockholders, the Stock Incentive Plan prohibits the cancellation, substitution or amendment of a stock appreciation right for the purpose of reducing the exercise price of a previously granted stock appreciation right, except for equitable adjustments for any recapitalization, reclassification or other change in our corporate structure, as described above.

Restricted Stock Awards. A restricted stock award represents shares of our common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of a restricted stock award at any time. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the rights of a Progenics stockholder, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant. Subject to adjustments as described above, the maximum number of shares of common stock that may be subject to restricted stock awards granted under the Stock Incentive Plan to any participant during any calendar year is 250,000 shares of common stock.

Stock Units. An award of stock units provides the participant the right to receive a payment based on the value of a share of common stock. Stock units may be subject to vesting requirements, restrictions and conditions to payment as determined by the Compensation Committee. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of a stock unit award at any time. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. A stock unit award shall become payable to a participant at the time or times determined by the Compensation Committee and set forth in the award agreement, which may be upon or following the vesting of the award. Stock unit awards are payable in cash or in shares of common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights. Subject to adjustments as described above, the maximum number of shares of common stock that may be subject to stock units granted under the Stock Incentive Plan to any participant during any calendar year is 250,000 shares of common stock.

Stock Awards. A stock award represents shares of common stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which the participant is entitled all incidents of ownership. A stock award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the Compensation Committee. The Compensation Committee may, in connection with any stock award, require the payment of a specified purchase price. Upon the issuance of shares of common stock under a stock award, the participant shall have all rights of a stockholder with respect to such shares of common stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Subject to adjustments as described above, the maximum number of shares of common stock that may be subject to stock awards granted under the Stock Incentive Plan to any participant during any calendar year is 250,000 shares of common stock.

Performance Awards. The Compensation Committee may grant performance awards under the Stock Incentive Plan, which shall represent the right to receive a payment in cash if performance goals established by the Compensation Committee for a performance period are satisfied. The Compensation Committee may grant performance awards that are intended to qualify as performance-based compensation under section 162(m) of the Code, as well as performance awards that are not intended to so qualify. At the time a performance award is granted, the Compensation Committee will determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Compensation Committee deems appropriate. The Compensation Committee may also determine a target payment amount or a range of payment amounts for each award. The maximum amount of compensation that may be payable to a participant during any one calendar year with respect to performance awards is $1 million. In the case of performance awards that are intended to qualify as performance-based compensation under section 162(m) of the Code, the Compensation Committee will designate performance criteria from among the criteria set forth below.

Section 162(m) Awards. Awards of options and stock appreciation rights granted under the Stock Incentive Plan are intended by their terms to qualify for the performance-based compensation exception under section 162(m) of the Code. In addition, the Compensation Committee may grant awards of restricted stock, stock units, stock awards or performance awards that are intended to qualify for the performance-based compensation exception under section 162(m) of the Code. Under section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Compensation Committee discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to Progenics, any subsidiary or any business unit: (i) total stockholder return; (ii) stock price increase; (iii) return on equity; (iv) return on capital; (v) return on investment; (vi) earnings per share, diluted or basic; (vii) EBIT (earnings before interest and taxes); (viii) EBITDA (earnings before interest, taxes depreciation, and amortization); (ix) cash flow (including operating cash flow, free cash flow, discounted cash flow, and cash flow in excess of costs of capital); (x) net or gross revenue; (xi) operating expenses; (xii) gross or operating margin; (xiii) execution of a corporate collaboration agreement relating to one of our product candidates; (xiv) approval or acceptance by the U.S. Food and Drug Administration (“FDA”) or a comparable foreign regulatory authority of a final New Drug Application, a Biologic License Application or similar document; (xv) approval for marketing of one of our product candidates by the FDA or a comparable foreign regulatory authority; (xvi) obtaining a specified level of financing for us, as determined by the Compensation Committee, including through government grants (or similar awards) and the issuance of securities; and (xvii) commencement of a particular stage of clinical trials for one of our product candidates. The foregoing performance criteria shall have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any items specified by the Compensation Committee, including, but not limited to, any or all of the following items: discontinued operations, extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting our business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures.

Effect of Change in Control. The Compensation Committee may, in an award agreement, provide for the effect of a “change in control” (as defined in the Stock Incentive Plan or the applicable award agreement) on an award. These provisions may include the acceleration of vesting of an award, the elimination or modification of performance or other conditions, the extension of the time for exercise or realizing gain from an award, the acceleration of payment, cash settlement of an award or other adjustments that the Compensation Committee considers appropriate.

Term; Amendment and Termination. The term of the Stock Incentive Plan is ten years from the date of its adoption by the Board. The Stock Incentive Plan will terminate on April 4, 2015, unless earlier terminated by the Board. The Board may terminate or amend the Stock Incentive Plan at any time, subject to stockholder approval under certain circumstances provided in the Stock Incentive Plan. However, no termination or amendment of the Stock Incentive Plan will adversely affect the rights of a participant under any previously granted award.

Stock Incentive Plan Benefits

During fiscal 2006, stock options and restricted stock were granted under the Stock Incentive Plan to our named executive officers as set forth in the table captioned “Grants of Plan-Based Awards”, below. Stock options were granted during the year to all of our executive officers as a group to purchase 357,500 shares of Common Stock at a weighted average exercise price of $25.32 per share; and 121,916 shares of restricted stock were granted to all of our executive officers as a group. Stock options were granted to all of our other officers and employees as a group under the Stock Incentive Plan to purchase 341,800 shares of common stock at a weighted average exercise price of $24.32 per share; and 119,380 shares of restricted stock were granted under the Stock Incentive Plan to all other officers and employees of Progenics as a group. Stock options were granted to our non-employee Directors as a group under the Stock Incentive Plan to purchase 90,000 shares of common stock at a weighted average exercise price of $24.18 per share, of which a total of 50,000 stock options were granted in December 2005 to two non-employee directors for their service during 2006.

The terms and number of stock options or other awards to be granted in the future under the Stock Incentive Plan are to be determined in the discretion of the Compensation Committee. Since no such determinations have yet been made, the benefits or amounts that will be received by or allocated to our executive officers, directors or other eligible employees cannot be determined at this time.

As of April 26, 2007, the closing price on the Nasdaq National Market of our common stock was $25.95 per share.

U.S. Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences of awards under the Stock Incentive Plan to participants who are subject to United States tax. The tax consequences of the Stock Incentive Plan to us and participants in other jurisdictions are not summarized below.

Stock Options. An optionee will not generally recognize taxable income upon the grant of a nonqualified stock option to purchase shares of common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares of common stock over the exercise price. The tax basis of the shares of common stock in the hands of the optionee will equal the exercise price paid for the shares of common stock plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares of common stock for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares of common stock will recognize short-term or long-term capital gain or loss measured by the difference between the tax basis of the shares of common stock and the amount realized on the sale. We will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of common stock and will not generally recognize income upon exercise of the option, provided that the optionee is our employee at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive stock option sells the shares of common stock acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares of common stock before the expiration of the foregoing holding periods will generally recognize ordinary income upon the sale, and we will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards. The current United States federal income tax consequences of other awards authorized under the Stock Incentive Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise or settlement; (ii) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (iii) stock units and performance awards are generally subject to ordinary income tax at the time of payment, and (iv) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m).  Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. Awards that qualify as “performance-based compensation” are exempt from section 162(m), thus allowing us the full federal tax deduction otherwise permitted for such compensation. If the proposed amendments to the Stock Incentive Plan are approved by our stockholders, the Compensation Committee will continue to be able to grant awards that will be exempt from the deduction limits of section 162(m).

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2006, certain information related to our equity compensation plans.

Cate	(a) Number of shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of shares remaining available for future issuance (excluding securities reflected in 1st column)
Category
Equity compensation plans approved by stockholders	4,360,086 (1)	$17.37	904,574 (2)
Equity compensation plans not approved by stockholders(3)	366,018	3.91	—

Total	4,726,104	$16.33	904,574

(1)	Does not include options issued under the Employee Stock Purchase Plan or the Non-Qualified Employee Stock Purchase Plan.

(2)	Includes 52,803 shares available for issuance under the Employee Stock Purchase Plan and 166,342 shares available for issuance under the Non-Qualified Employee Stock Purchase Plan.

(3)
Consists of our 1989 Non-Qualified Stock Option Plan, the 1993 Stock Option Plan, as amended, and the 1993 Executive Stock Option Plan. See the Notes to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

VOTING

Under applicable rules of the Nasdaq Stock Market, the amendment of the 2005 Stock Incentive Plan must be approved by the affirmative vote of the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting. Abstentions from voting on these proposals will have the effect of a “no” vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on this proposal.

Our Board of Directors deems the amendment to the 2005 Stock Incentive Plan to be in our and our stockholders’ best interests and recommends that holders of common stock vote FOR Proposal III.

PROPOSAL IV: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions. Although it is not required to do so, the Audit Committee is submitting the selection of our independent registered public accounting firm for ratification at the meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

Fees Billed for Services Rendered by our Independent Registered Public Accounting Firm

The following table discloses the fees that PricewaterhouseCoopers LLP billed or are expected to bill for professional services rendered to us for each of the last two fiscal years:

Type of Fee	2006	2005
Audit Fees (1)	$656,447	$753,350
Audit Related Fees (2)	39,000	15,000
Tax Fees(3)	144,000	50,600
All Other Fees(4)	1,611	1,611

(1) Consisted of fees billed or expected to be billed by PricewaterhouseCoopers LLP in connection with (i) the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes - Oxley Act of 2002, and reviews of our quarterly interim financial statements, totaling $646,447 in 2006 and $561,850 in 2005; (ii) the filing of registration statements with the Securities and Exchange Commission, totaling $10,000 in 2006 and $179,000 in 2005, and (iii) the audit of the annual financial statements of PSMA Development Company, LLC, 50% which we were responsible for, totaling an expense to us of $12,500 in 2005.
(2) Consisted of fees billed or expected to be billed by PricewaterhouseCoopers LLP for accounting advice, including consultations concerning financial accounting and reporting matters, totaling $39,000 in 2006 and $15,000 in 2005.
(3) Consisted of fees billed or expected to be billed by PricewaterhouseCoopers LLP for tax-related services, including tax return preparation and advice. Fees billed or expected to be billed by PricewaterhouseCoopers LLP for (i) tax return preparation and other tax-related services totaling $30,000 in 2006 and $34,300 in 2005; (ii) tax return preparation for PSMA Development Company LLC, 50% of which we were responsible for in 2005 only, total expense to us of $14,000 in 2006 and $5,300 in 2005, and (iii) tax advice and consultation, regarding Internal Revenue Code section 382 analysis of $50,000 in 2006 and $11,000 in 2005 and tax planning totaling $50,000 in 2006. PricewaterhouseCoopers LLP has not yet completed its work on our tax returns for the fiscal year ended December 31, 2006.
(4) Consisted of fees to PricewaterhouseCoopers LLP for a proprietary internet-based subscription service.

Pre-approval of Audit and Non-Audit Services by the Audit Committee

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Around April of every year, the Audit Committee will review a schedule, prepared by the independent registered public accounting firm, of certain types of services, and projected fees, to be provided for that year. The Audit Committee will review the schedule and provide general pre-approval of those types of services. The fee amounts will be updated to the extent necessary at each of the other regularly scheduled meetings of the Audit Committee. If a type of service to be provided by the independent registered public accounting firm has not received general pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee may delegate either general or specific pre-approval authority to its chairperson or any other member or members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee approved all services listed above (See- “Fees Billed for Services Rendered by our Independent Registered Public Accounting Firm”) and did not utilize the de minimus exception to the pre-approval requirements to approve any services provided by PricewaterhouseCoopers LLP during fiscal years 2005 or 2006.

VOTING

A majority of the votes cast (excluding abstentions and broker non-votes) at the meeting in person or by proxy is necessary for ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Our Board of Directors deems the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to be in our and our stockholders’ best interests and recommends that holders of common stock vote FOR Proposal IV.

EXECUTIVE OFFICERS OF THE COMPANY

The names, positions, ages, and background of the Company’s executive officers are set forth below. There are no family relationships between any of our directors and executive officers. None of the corporations or other organizations referred to below with which an executive officer has previously been employed or otherwise associated is a parent, subsidiary or affiliate of the Company.

Name	Age	Position
Paul J. Maddon, M.D., Ph.D.	47	Chief Executive Officer, Chief Science Officer and Director
Robert A. McKinney, CPA	50	Chief Financial Officer, Senior Vice President, Finance & Operations and Treasurer
Mark R. Baker, J.D.	52	Senior Vice President & General Counsel and Secretary
Thomas A. Boyd, Ph.D.	55	Senior Vice President, Product Development
Robert J. Israel, M.D.	50	Senior Vice President, Medical Affairs
Lynn M. Bodarky, M.B.A.	41	Vice President, Marketing, Methylnaltrexone Brand Team
Walter M. Capone, M.B.A.	42	Vice President, Commercial Development and Operations
Richard W. Krawiec, Ph.D.	59	Vice President, Corporate Affairs
Alton B. Kremer, M.D., Ph.D.	54	Vice President, Clinical Research
William C. Olson, Ph.D.	44	Vice President, Research & Development
Benedict Osorio, M.B.A.	50	Vice President, Quality
Nitya G. Ray, Ph.D.	54	Vice President, Manufacturing

Paul J. Maddon, M.D., Ph.D. is our founder and has served in various capacities since our inception, including as our Chairman of the Board of Directors, Chief Executive Officer, President and Chief Science Officer. From 1981 to 1988, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. Dr. Maddon serves on several scientific review committees of the National Institutes of Health, on the board of directors of Epixis SA, a privately-held French biotechnology company, and on the Executive Committee of the Rockefeller University Council. He received a B.A. in biochemistry and mathematics and a M.D. and a Ph.D. in biochemistry and molecular biophysics from Columbia University.

Robert A. McKinney, CPA became our Chief Financial Officer on March 10, 2005. Mr. McKinney has served as our Vice President, Finance & Operations and Treasurer from January 1993 and became our Senior Vice President, Finance and Operations in February 2006. Mr. McKinney joined us in 1992 as Director, Finance and Operations and Treasurer. From 1991 to 1992, he was Corporate Controller at VIMRx Pharmaceuticals, Inc., a biotechnology research company. From 1990 to 1992, Mr. McKinney was Manager, General Accounting at Micrognosis, Inc., a software integration company. From 1985 to 1990, he was an audit supervisor at Coopers & Lybrand LLP, an international accounting firm. Mr. McKinney studied finance at the University of Michigan, received a B.B.A. in accounting from Western Connecticut State University, and is a Certified Public Accountant.

Mark R. Baker, J.D. joined the Company on June 20, 2005 as Senior Vice President & General Counsel and Secretary. Prior to joining the Company Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City operating under the name New York Water Taxi from January 2003 to June 2005 and Executive Vice President, Chief Legal Officer and Secretary of ContiGroup Companies, Inc. (formerly Continental Grain Company) a privately-held international agri-business and financial concern from September 1997 to August 2001. Mr. Baker began his career in 1979 as a corporate lawyer with the law firm Dewey Ballantine in New York, where he was a partner and Co-Chairman of the Capital Markets Group, among other positions, serving through August 1997. Mr. Baker was awarded an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Thomas A. Boyd, Ph.D. joined us in January 2000 as Senior Director, Project Management and became Vice President, Preclinical Development and Project Management in January 2002 and Senior Vice President, Product Development in June 2005. From 1996 through 2000, Dr. Boyd was Associate Director, R & D Project Management at Boehringer Ingelheim Pharmaceuticals, Inc. and held various positions with Wyeth-Ayerst Research and Alteon, Inc. prior thereto. He received his Ph.D. from Brown University in physiology and biophysics and an A.B. degree from the College of Arts and Sciences, Cornell University.

Robert J. Israel, M.D. joined us as Vice President, Medical Affairs in October 1994 and was promoted to Senior Vice President, Medical Affairs in 2002. From 1991 to 1994, Dr. Israel was Director, Clinical Research-Oncology and Immunohematology at Sandoz Pharmaceuticals Corporation. From 1988 to 1991, he was Associate Director, Oncology Clinical Research at Schering-Plough Corporation. Dr.  Israel is a licensed physician and is board certified in both internal medicine and medical oncology. He received a B.A. in physics from Rutgers University and an M.D. from the University of Pennsylvania and completed an oncology fellowship at Sloan-Kettering. Dr.  Israel has been a consultant to the Solid Tumor Service at Sloan-Kettering.

Lynn M. Bodarky, M.B.A. joined us in February 2004 as Vice President, Business Development & Licensing. In March 2007, she became our Vice President, Marketing, Methylnaltrexone Brand Team. Prior to joining Progenics, Ms. Bodarky served as Senior Director, Global Licensing at Pharmacia Corporation (subsequently acquired by Pfizer, Inc.) from 2000 to 2003. From 1991 to 1999, Ms. Bodarky held positions of increasing responsibility at Merck & Co., Inc., initially in the financial area and most recently as Associate Director, Business Affairs. From 1987 to 1989 she was an auditor at Deloitte & Touche, an international public accounting firm. Ms. Bodarky received a B.S. in accounting from the Wharton School, University of Pennsylvania and an M.B.A. in finance and international business from the Columbia Business School, Columbia University.

Walter M. Capone. M.B.A. joined us in January 2007 as Vice President, Commercial Development and Operations. Mr. Capone joined Progenics from Trimeris, Inc., where he served as Senior Vice President of Commercial Operations from September 2006 until January 2007 and Vice President of Commercial Operations from July 2002 until August 2006, managing the FUZEON® and the fusion inhibitor commercial collaboration with Hoffmann LaRoche. Mr. Capone was Vice President of Commercial Operations and Chief Financial Officer at Therapy Edge, Inc. from March 2000 until June 2002. He has 17 years of U.S. and international commercial leadership experience within the pharmaceutical and biotechnology industries. Previously, he was Vice President of Marketing and Product Development at Triangle Pharmaceuticals, Inc. where he led the commercial development of HIV (human immunodeficiency virus), hepatitis B and cancer drug candidates. Mr. Capone also served as Director, Infectious Diseases and Immunology at Bristol Myers-Squibb, managing their portfolio of Antimicrobial, Antiviral, and Immunological drugs in international markets. Mr. Capone also held marketing and sales management positions in the U.S. and The Netherlands for Lederle Pharmaceuticals, now part of Wyeth. He earned his MBA in Finance and International Business from Columbia University School of Business, and an undergraduate degree in International Relations from Brown University in Providence, Rhode Island.

Richard W. Krawiec, Ph.D. joined us in February 2001 as Vice President, Investor Relations and Corporate Communications and became Vice President, Corporate Affairs in February 2006. Prior to joining Progenics, Dr. Krawiec served as Vice President of Investor Relations and Corporate Communications of Cytogen Corporation from 2000 to 2001. Prior to Cytogen, Dr. Krawiec headed the investor relations departments at La Jolla Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc. and IDEC Pharmaceuticals, Inc. Previously, Dr. Krawiec was the founder and Editor-In-Chief of Biotechnology Week magazine and the Managing Editor and founder of Biotechnology Newswatch. Dr. Krawiec received a B.S. in Biology from Boston University and a Ph.D. in Biological Sciences from the University of Rhode Island.

Alton B. Kremer, M.D., Ph.D. joined us in October 2004 as Vice President, Clinical Research. From 2000 until joining us in 2004, Dr. Kremer served as Executive Medical Director and directed opioid clinical research programs at Purdue Pharma. From 1994 to 2000, Dr. Kremer was at Janssen Pharmaceutica of the Johnson & Johnson family of companies, where he held several positions, the most recent of which was Senior Director, Clinical Research. Previously, Dr. Kremer held positions with Applied Immune Sciences and G.D. Searle & Co. He earned his M.D. and Ph.D. in Biochemistry at Case Western Reserve University and holds a B.A. degree in Biology and Chemistry from Wesleyan University.

William C. Olson, Ph.D. joined us in May 1994 serving in various roles of increasing responsibility through his promotion to Vice President, Research and Development in January 2001. From 1989 to 1992, Dr.Olson served as a Research Scientist at Johnson & Johnson, and from 1992 until 1994 he was a Development Scientist at MicroGeneSys, Inc., a biotechnology company. Dr.  Olson received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from the University of North Dakota. Both degrees were awarded in the field of chemical engineering.

Benedict Osorio, M.B.A. joined us in July 2005 as Vice President, Quality. He has over 26 years of experience in pharmaceutical quality control and quality assurance. Prior to joining Progenics, Mr. Osorio served as Senior Director, GMP (Good Manufacturing Practices) Compliance at Forest Laboratories from 2001 to 2005. From 1984 to 2001, Mr. Osorio held positions of increasing responsibility with The PF Laboratories (a subsidiary of Purdue Pharma), most recently as Executive Director, Quality Assurance. From 1979 to 1984, he was an analytical chemist with Berlex Laboratories. He earned both an M.B.A. and a Masters of Science in Chemistry from Seton Hall University and a Bachelor of Science in Forensic Science from John Jay College of Criminal Justice. Mr. Osorio is also a Certified Quality Engineer and Quality Auditor recognized by the American Society for Quality.

Nitya G. Ray, Ph.D. joined us in February 2001 as Senior Director, Manufacturing and became Vice President, Manufacturing in March 2004. Prior to joining Progenics, Dr.  Ray served as Director of Bioprocess Development at Ortec International from 1997 to 2001. From 1993 to 1997, Dr. Ray held positions of increasing responsibility at Hoffmann-La Roche in the areas of GMP Manufacturing and Process Development, and most recently as Research Leader, Biopharmaceuticals. From 1985 to 1993 he held positions of increasing responsibility at Verax Corporation where he developed process technology for biopharmaceutical manufacturing. Dr.  Ray received a M.S. and Ph.D. in Chemical & Biochemical Engineering from Rutgers University and a B.S. in Chemical Engineering from Jadavpur University, India.

Scientific Advisory Boards and Consultants

An important component of our scientific strategy is our collaborative relationship with leading researchers in cancer and virology. Certain of these researchers are members of our two Scientific Advisory Boards (SAB), one in cancer and one in virology. The members of each SAB attend periodic meetings and provide us with specific expertise in both research and clinical development. In addition, we have collaborative research relationships with certain individual SAB members. All members of the SABs are employed by employers other than us and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to us. These companies may also compete with us. Several members of our SAB have, from time to time, devoted significant time and energy to our affairs. However, no member is regularly expected to devote more than a small portion of time to Progenics. In general, our scientific advisors are granted stock options in Progenics and receive financial remuneration for their services.

The following table sets forth information with respect to our Scientific Advisory Boards.

Cancer Scientific Advisory Board
Alan N. Houghton, M.D. (Chairman)	Chairman, Immunology Program, Sloan-Kettering and Professor, Weill/Cornell Medical college (WCMC”)
David B. Agus, M.D.	Research Director, Prostate Cancer Institute, Cedars-Sinai Medical Center
Samuel J. Danishefsky, Ph.D.	Kettering Professor and Head, Bioorganic Chemistry, Sloan-Kettering Institute and Professor of Chemistry, Columbia University
Warren D. W. Heston, Ph.D.	Director, Research Program in Prostate Cancer; Staff. Dept. of Cancer Biology, Lerner Research Institute; Staff, Urological Institute, Cleveland Clinic Hospital, Cleveland Clinic Foundation
Philip O. Livingston, M.D.	Member, Sloan-Kettering and Professor, WCMC
John Mendelsohn, M.D.	President, The University of Texas M. D. Anderson Cancer Center
David A. Scheinberg, M.D., Ph.D. (1)	Vincent Astor Chair and Chairman, Molecular Pharmacology and Chemistry Program, Sloan-Kettering and Professor, WCMC
Virology Scientific Advisory Board
Stephen P. Goff, Ph.D. (Chairman) (1)	Professor of Biochemistry, Columbia University
Dennis R. Burton, Ph.D.	Professor, The Scripps Research Institute
Lawrence A. Chasin, Ph.D.	Professor of Biological Sciences, Columbia University
Leonard Chess, M.D.	Professor of Medicine, Columbia University
Wayne A. Hendrickson, Ph.D.	Professor of Biochemistry, Columbia University
Sherie L. Morrison, Ph.D.	Professor of Microbiology, UCLA
Robin A. Weiss, Ph.D.	Professor and Director of Research, ICR, Royal Cancer Hospital, London
Other Scientific Consultants
Jonathan Moss, M.D., Ph.D.	Professor, Department of Anesthesia and Critical Care, and Vice Chairman for Research, University of Chicago Medical Center
Thomas P. Sakmar, M.D.	Professor, The Rockefeller University
Scott M. Hammer, M.D.	Chief, Division of Infectious Diseases, Professor of Medicine, Columbia University

(1) Drs. Goff and Scheinberg are also members of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

      Progenics Pharmaceuticals, Inc. (“Progenics”, “we” or “us”) is a mid-size biotechnology company engaged in drug development. We have not yet generated any significant revenues. We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop drugs and achieve our objectives. Since the funds we can use for compensation are, of necessity, limited, we have worked to develop a compensation program that will allow us to attract and retain talented individuals with the essential experience and skills we need at the executive level, while minimizing, to the extent possible, cash compensation. We have done this through a program which combines base salary with bonus compensation and long-term incentives in the form of stock options and restricted stock.

This Compensation Discussion & Analysis (“CD&A”) outlines, among other things, our compensation philosophy, objectives and processes as they relate to Paul J. Maddon, our Chief Executive Officer (“CEO”), Robert A. McKinney, our Chief Financial Officer (“CFO”) and our three other most highly compensated executives in 2006 (together with the CEO and CFO, the “Named Executive Officers”, the “Named Executives” or the “NEO’s”).

Compensation Objectives

We seek to achieve the following broad goals in our executive compensation programs and in the decisions we make regarding individual compensation.

•	Attract and retain those executives critical to the overall success of Progenics;

•	Reward executives for their contributions to the achievement of Company strategic goals which we believe will enhance stockholder value;

•	Maintain and continue to foster a culture of ownership, creativity and innovation throughout Progenics; and

•	Motivate our NEO’s to achieve the critical financial, product and development milestones (both long- and short-term) set by management and the Board of Directors.

General Compensation Process

The Compensation Committee (the “Committee”) of our Board of Directors is responsible for determining compensation (both the elements and levels) for our NEO’s. In doing so, the Committee reviews our corporate performance against financial and corporate achievement measures, assesses the performance of the individuals and evaluates the recommendations of the CEO regarding compensation for the other NEO’s.

The CEO’s performance is reviewed at the beginning of the year by the Committee in conjunction with setting his target compensation for the upcoming year. Salary, bonus and long-term equity compensation are paid to our CEO in accordance with an employment agreement entered into between Dr. Maddon and us, most recently on December 31, 2003. The CEO is invited at the beginning of each year to meet with the Committee in order to present and discuss his performance and target compensation. The CEO’s bonus for the prior year and base salary for the upcoming year is then considered and voted upon with the CEO absent from the discussion and vote. In determining the CEO’s compensation, the Committee also confers with its compensation consultant Pearl Meyer & Partners (“PM&P” or the “Consultant”) about the competitive market for comparable executives and the proposed elements and amounts of compensation for the CEO.

At the beginning of each year, our CEO reviews with the Committee our corporate performance for the prior year and each other NEO’s individual performance and then makes recommendations to the Committee regarding the bonus compensation of our NEO’s (other than himself) for the prior year and the base salary levels for the upcoming year. The Committee, after review and discussion with the CEO, either approves the recommendation or asks the CEO to provide additional analysis or an alternative recommendation.

A similar process is used at mid-year, as the Compensation Committee considers and acts at that time upon the long-term incentive elements of the compensation program for the NEO’s in the form of stock options and restricted stock. The Committee considers our CEO’s recommendation for long-term incentive awards to the NEO’s other than himself, and the Committee acts upon its own determination of the appropriate long-term incentive award for our CEO. In doing so, the Committee considers the Company’s overall performance, the individual performance of each NEO, the type and amount of incentives that are best suited to the Committee’s goal of attracting and retaining talented executives and information regarding the long-term incentive compensation granted to executives by other companies with which Progenics competes for its executives.

The Committee retains the Consultant directly, although in carrying out assignments, PM&P interacts directly with our management when necessary and appropriate. In addition, in its discretion, PM&P may seek input and feedback from the executives, typically the CFO, regarding its work product prior to presentation to the Committee in order to confirm alignment with our business strategy and to obtain data or information necessary for the Consultant’s work. The Consultant provides the Committee with a compensation report annually (the “Compensation Report”) that is updated by the Consultant as the Committee considers appropriate. During the 2006 fiscal year, the Committee used the Compensation Report as a tool in its work of setting bonus compensation for the Company’s NEO’s and other employees.

Decisions with regard to the actual amount or value of total compensation or specific elements of compensation granted to each NEO are based on a number of factors. These factors include objective compensation data provided by the Consultant representing pay levels in the marketplace, pay levels of our other executives at a similar level, the individual’s corporate roles and responsibilities, the individual’s particular experience and expertise, the performance of the individual, the individual’s department(s) or group(s), our corporate financial performance and the progress of our research and development programs during the year. In determining a compensation package for each NEO, the Committee looks at all of the forms of compensation and benefits received by the executive in the aggregate, not merely the individual elements separately, seeking to achieve a balanced program that is well-suited to each of the NEO’s individually and as a group.

The Committee assesses competitive market compensation using a number of sources. The primary data sources utilized for NEO comparisons is the compensation information publicly disclosed by a peer group of companies (the “Peer Group”). The Peer Group is made up of companies within our biotechnology industry selected by the Committee with the assistance of the Consultant that are similar to Progenics in size, stature and state of development.

The companies included in the Peer Group are reviewed periodically by the Committee with the assistance of the Consultant to be sure that the companies contained remain relevant and meaningful comparators. The Peer Group data are supplemented with published executive compensation surveys, which provide position-based compensation levels. The survey data that are utilized are made up of biotechnology companies of similar size and scope to Progenics.

During the 2006 fiscal year, the Consultant compiled data that compared external competitive levels of bonus compensation to each Named Executive’s compensation by similarity of position. The Consultant presented this data to the Committee through the Compensation Report and in the course of the Consultant’s discussions with the Committee. The Committee used the information in making decisions regarding individual Named Executive’s bonus compensation.

The Committee uses industry benchmarks in making decisions regarding individual Named Executive’s compensation. The Committee also considers other important circumstances that might warrant an adjustment or deviation from the benchmark data, particularly if it is necessary to further our goals of attracting, retaining and motivating an experienced and effective management team. For example, an executive at Progenics may have broader or narrower duties than the position to which he or she is being compared in the compensation assessment. The Committee takes this into consideration and makes appropriate judgments with regard to compensation levels. Other considerations include exceptional individual performance, difficulty of recruiting a new executive, tenure or importance of institutional or product knowledge and scientific expertise.

The amount and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and discussion of the subjective factors as outlined above. We believe that each of the compensation packages is generally within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

During the 2006 fiscal year, the Committee reviewed the Compensation Report prior to making a decision on bonus compensation for the fiscal year. The Committee requested information for some individual executive positions where the Committee or the CEO felt additional competitive data was warranted. In addition, the Committee requested for 2006 that the Consultant benchmark each component of the CEO’s compensation and provide an analysis of the CEO’s total ownership position compared to similarly situated CEOs.

From time to time, changes are made to an individual Named Executive’s compensation at times of the year as the result of an increase in job function or for purposes of retention. In addition, newly-hired NEO’s receive awards of stock options and/or restricted stock on their date of hire. On February 21, 2006, Mr. Baker and Drs. Boyd and Kremer received grants of stock options, in addition to their annual stock option grants, as a result of their recently increased responsibilities resulting from the Company’s partnership with Wyeth, acting through its Wyeth Pharmaceuticals Division (“Wyeth”), and in order to enhance their corporate ownership to a level commensurate with their roles.

Elements of Compensation

Progenics utilizes a compensation strategy in line with that of other companies within the biotechnology industry. This compensation strategy includes the following components:

•	base salary;

•	annual bonus;

•	long-term incentives, and;

•	retirement and severance benefits.

With these elements of pay, the compensation packages are designed to reward: (1) the level of effort and competence demonstrated by each executive relevant to his or her duties and responsibilities (base salary), (2) decision-making that supports our annual financial and product goals (annual bonus), and (3) a focus on building shareholder value over the long-term by making decisions that will not sacrifice our long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary

Base salary levels take into account an individual’s role and responsibilities, experience, expertise, individual performance and tenure. The amount of base salary is typically at or slightly below the average industry compensation level for the position as shown by appropriate market data provided by our Consultant.

Annual Bonus

Progenics does not have a formal annual bonus plan for our Named Executives, although business goals, such as product development, collaboration development, clinical trial progress and budgetary control are set by management at the beginning of each year and communicated to each Named Executive. Within the context and framework of the established goals, annual bonuses are paid on a discretionary basis after the CEO (for other NEO’s) and the Committee have assessed our corporate financial position at year end as well as corporate and individual performance for the fiscal year against those goals and competitive market data. Individual performance as well as the performance of the team managed by each NEO is also taken into consideration in determining the NEO’s annual bonus.

Historically, the Committee has paid the annual bonus on a discretionary basis because our Company has been in the drug development stage, without significant revenues or profits. The Committee has not felt it appropriate to commit to have specific bonus award targets and performance levels set at the beginning of the year because at that time our financial condition at year end is unclear and may not be sufficient to allow payment of those pre-determined targets. For 2007, the Consultant developed bonus plans for the Committee to consider.

Payouts for the 2006 fiscal year are shown in the Summary Compensation Table and reflect the significant progress that we, in collaboration with Wyeth, made toward filing a New Drug Application with the U.S. Food and Drug Administration for our drug methylnaltrexone; a major milestone toward its eventual commercial launch. Progress was also made on several other research and development efforts relating to other drug candidates.

      In fiscal year 2006, the CEO’s bonus was paid in 18,080 shares of restricted stock rather than in cash (see Grants of Plan-Based Awards for Fiscal Year 2006 table, below). The restriction period is one year and three months (25% of the shares vested on the date of grant and the remainder vests through June 20, 2007). In recognition of the reduced liquidity of the restricted stock as compared to cash and the market risk that our CEO assumed during the restriction period, the Committee increased the number of shares granted to him by 50% for those shares that were not vested on the grant date as compared to the amount that he would have received were he paid in cash.

Long-Term Incentives

Long-term incentives include both non-qualified stock options and restricted stock awards. During 2006, these awards were made to NEO’s from our 2005 Stock Incentive Plan, the terms of which are described in our Annual Report on Form 10-K for the year ended December 31, 2006. The exercise price of stock options granted was equal to the closing price of our common stock on the date of grant, as determined by the Committee. Both stock options and restricted stock granted to NEO’s vest over a four-year period from the date of grant, except for awards made to newly-hired NEO’s, which vest over a five-year period, as long as the NEO is employed by us.

Although our long-term incentive grants have typically been time-vested instruments, the CEO also currently holds 403,000 performance-based stock options that were granted between 2003 and 2006. The performance-based stock options were used by the Committee to more closely align the compensation of our CEO to the goals established by the Committee and the Board. Vesting of a percentage of each performance-based award occurs as each defined performance condition for that award is achieved. The performance conditions for the CEO’s awards include regulatory approval for marketing of some of our product candidates; signing of corporate partnerships for some of our product candidates; raising capital through the issuance of new securities; initiation of certain clinical trials for some of our products and approval of government grants and contracts to fund our research and development programs. The percentages of the award that vest if every performance condition is achieved total to more than 100% of the award, recognizing that the Company is pursuing multiple goals and that not every performance condition must be achieved in order for the CEO’s performance to be considered of a level sufficient to justify the full vesting of the award. Even if the percentage of the award that vests for the performance conditions actually achieved exceeds 100%, the CEO is entitled to only 100% of the award. In the event that the defined portions of the award that vest for each performance condition total to less than 100%, the award will nonetheless vest completely, or “cliff vest”, if the CEO is still employed by the Company on the date that is 9 years and 11 months from the date of the award.

The long-term incentive awards granted to the NEO’s during 2006 and in prior years that were outstanding at December 31, 2006 are presented in the Grants of Plan-Based Awards for Fiscal Year 2006 and Outstanding Equity Awards at Fiscal Year End tables, below.

While in prior years our long-term incentives consisted principally of stock incentives, starting in 2004 we have also issued restricted stock awards to the NEOs and other employees, rather than increase the number of stock options granted, in order to help reduce our overall equity dilution since stock options alone would have required the use of more shares to provide equal compensation value and would have increased the “overhang” on our stock, that is the potential number of shares of common stock to be exercised under stock incentives.

The mix of pay for NEO’s is more heavily weighted toward equity than cash. The Committee believes that it is important to have equity constitute a substantial portion of executive compensation because it aligns the interests of the Named Executives with those of the shareholders, promotes the long-term focus required for success in the biotechnology industry despite the volatility, uncertainty and potential set-backs involved in the discovery and development of pharmaceutical products and helps us retain key individuals. That strategy also allows us to retain more cash for use in our research and development programs. Our approach is to keep equity compensation in line with the competitive market, yet reflective of the individual’s performance and long-term value to us.

When determined amounts of long-term incentive grants to NEO’s, the Committee compared (1) the value of the grant with the value of comparable grants in our Peer Group; (2) the number of options granted by position in our Peer Group; (3) the number of options granted by position as a percentage of total common shares outstanding, compared with the applicable percentages of comparable grants in our Peer Group; and (4) the executive’s total stock ownership and unvested ownership position. We believe these comparisons provide an important context for comparing the competitive level of our equity based compensation practices to those of other companies in our Peer Group.

Our policy is to make annual awards of stock options and/or restricted stock to all employees, including NEO’s, on the first business day of July. The decision as to the number of shares to be awarded to each NEO is made at the June meeting of the Committee preceding the grant date. In addition, stock options and/or restricted stock are awarded to newly-hired NEO’s, as described above. We do not have a practice or policy of granting stock options or restricted stock in anticipation of the later disclosure of material non-public information or subsequent to such public disclosure, including our quarterly earnings releases.

Retirement, Welfare Benefits

We provide our Named Executives with retirement and welfare benefits, consisting of matching contributions to their 401(k) retirement plans, which is available to all our full-time employees. NEO’s also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO. No other perquisites are given to NEO’s. This philosophy is consistent with our position as an emerging company with resources that are better utilized in our research, development and marketing efforts. The total of retirement and welfare benefits for each NEO is presented in the Summary Compensation Table, below.

Employment Agreements

Progenics has employment agreements with our CEO, Dr. Paul Maddon, and Dr. Robert Israel, Senior Vice President Medical Affairs. Dr. Israel is not an NEO, but we outline his agreement below nonetheless.

The Maddon Employment Agreement

The initial term of Dr. Maddon’s employment agreement was for two years, from July 1, 2003 to June 30, 2005. The initial agreement automatically renewed in accordance with its terms for the period from July 1, 2005 to June 30, 2007.

Under the agreement, Dr. Maddon’s salary is to be increased by no less than 3% each January 1st and he is to receive a discretionary bonus in an amount to be determined by the Board of Directors.

Our employment agreement with Dr. Maddon provides that:

▪
upon termination by us for cause (as defined, see Potential Payments Upon Termination of Change in Control, below) or voluntary termination or retirement by Dr. Maddon in the normal course of business, all stock options that are not vested on the date of termination will be forfeited and Dr. Maddon will have the right to exercise the remaining outstanding vested options;

▪	if such circumstances of termination occur following a change of control (“CIC”), all unvested stock options will immediately vest;
▪
in the event of Dr. Maddon’s death or disability, we will pay Dr. Maddon, a pro-rated amount of bonus from the beginning of the year of termination to the date of termination, we will continue for two years to provide Dr. Maddon health and welfare benefits, all stock options that are not vested on the date of termination (except those performance-based options that vest within one year of the date of death or disability) will be forfeited and Dr. Maddon will have the right to exercise the remaining outstanding vested options;

▪
upon termination by us without cause (as defined, see Potential Payments Upon Termination of Change in Control, below)) or by Dr. Maddon for good reason (as defined, see Potential Payments Upon Termination of Change in Control, below), we will pay to Dr. Maddon a lump sum equal to twice the sum of his annual salary for the year of termination and average bonus (defined as the average of the annual bonuses paid to him in the three years preceding the year of termination) and, in addition, a pro-rated amount of bonus from the beginning of the year of termination to the date of termination, we will continue for two years to provide Dr. Maddon health and welfare benefits and all unvested stock options and restricted stock will become fully vested and exercisable;

▪
upon termination by us without cause or by Dr. Maddon for good reason within two years following a change in control (as defined, see Potential Payments Upon Termination of Change in Control, below), or upon termination by us without cause within three months preceding a change in control, we will pay to Dr. Maddon a lump sum equal to three times the sum of his salary and average bonus, we will continue for three years to provide Dr. Maddon health and welfare benefits and all unvested stock options and restricted stock will become fully vested and exercisable; and

▪
in the event that any payment under the Employment Agreement constitutes an excess parachute payment (which triggers an excise tax under Internal Revenue Code sections 280G and 4999), Dr. Maddon will be entitled to additional gross-up payments, as described, see Potential Payments Upon Termination of Change in Control, below.

The Committee has concluded that this agreement provides a level of protection for both us and the CEO, is within the normal practice of similar companies and does not unreasonably commit corporate resources in the case of termination, both with and without a CIC. Further, it is in our best interest to provide such an agreement as it allows the CEO to better focus on leading us without regard to how specific corporate events may effect his personal situation.

The Committee and the CEO are currently in discussions regarding an amended and extended employment agreement that would commence upon the expiration of the current agreement on June 30, 2007.

The Israel Employment Agreement

An employment agreement was entered into with Dr. Israel on September 1, 1994. The agreement contains a severance provision for termination without cause of nine months salary and benefits continuation with mitigation (i.e., if at any time during such severance period new employment is secured, salary and benefits continuation will cease).

Tax and Accounting Considerations

The compensation paid to our Named Executives is generally subject to taxation at ordinary rates. Although we endeavor to structure our compensation packages so that they are not subject to tax penalties (such as additional taxes arising under Section 409A of the Internal Revenue Code), our efforts in this regard have not materially affected the terms of our compensation arrangements.

Section 162(m) of the Internal Revenue Code limits our deduction of compensation paid to each NEO to $1,000,000 unless the compensation is “performance-based” as defined in the Code. In Progenics’ case, our 2005 Stock Incentive Plan allows the Committee to grant awards that will be exempt from the deduction limits of section 162(m) if the criteria for such exemption are met. While the Committee considers the tax and accounting effect of the compensation programs, there may be times when the Committee accepts a less advantageous tax and accounting outcome in order to achieve other goals, such as motivating and retaining executives.

We design our stock incentive plans from which long-term incentive awards are granted to be in compliance with generally-accepted accounting principles in order to avoid additional non-cash compensation charges.

Equity Ownership by Executives

Progenics does not currently have a formal stock ownership requirement for executives. However, we encourage stock ownership by executives on a voluntary basis. Each of our NEO’s holds both vested and unvested stock options and unvested restricted stock as shown in our Outstanding Equity Awards at Fiscal Year End table.

Summary Compensation Table

The following table sets forth information for the year ended December 31, 2006 regarding the aggregate compensation we paid to our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[1] ($)	All Other Compensation [2] ($)	Total ($)

Paul J. Maddon, M.D., Ph.D. Chief Executive Officer	2006	565,000	401,577 [3]	785,883	2,835,272	16,306	4,604,038
Robert A. McKinney, CPA Chief Financial Officer, Senior Vice President, Finance & Operations	2006	250,000	100,000	80,607	318,469	25,423	774,499
Mark R. Baker, J.D. Senior Vice President & General Counsel	2006	300,000	200,000	24,949	504,011	20,000	1,048,960
Thomas A. Boyd, Ph.D. Senior Vice President, Product Development	2006	250,000	125,000	165,817	476,864	25,516	1,043,197
Alton B. Kremer, M.D., Ph.D. Vice President, Clinical Research	2006	340,000	125,000	112,833	280,894	26,257	884,984

Footnotes

1
These columns present the portions of the grant date fair values of restricted stock and stock options which vested in 2006. The grant date fair values of restricted stock were based on the closing price of our common stock on the dates of grant. The grant date fair values of stock options were determined using the Black-Scholes option pricing model with assumptions disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006.

2
All Other Compensation includes the amount of matching contribution under our 401(k) Plan and reimbursement of premiums for enhanced life and disability insurance that we made to or on behalf of our named executive officers.

3
On March 3, 2006, the Compensation Committee of the Board of Directors approved an award for Dr. Maddon comprised of 18,080 shares of restricted common stock with a fair value of approximately $524,862, of which $401,577 was recognized as compensation expense in our financial statements during 2006 and the remainder will be recognized as compensation expense in 2007 as the restrictions lapse. See Grants of Plan-Based Awards for Fiscal Year 2006, below. In recognition of the reduced liquidity of the restricted stock as compared to cash and the market risk that our CEO assumed during the restriction period, the Committee increased the number of shares granted to him by 50% for those shares that were not vested on the grant date as compared to the $350,000 amount that he would have received were he paid in cash.

Grants of Plan-Based Awards For Fiscal Year 2006

The following table sets forth information regarding grants of compensatory awards we paid to our named executive officers during the year ended December 31, 2006:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Target (#)
Paul J. Maddon, M.D., Ph.D.	3/3/06 7/3/06 7/3/06	- - 145,000 [3]	18,080 [1] 48,336 [2] -		- - 24.26	524,862 1,172,631 2,729,002
Robert A. McKinney, CPA	7/3/06 7/3/06		8,000 [2] -	- 25,000 [4]	- 24.26	194,080 470,518
Mark R. Baker, J.D.	2/21/06 7/3/06 7/3/06		- 8,000 [2] -	60,000 [5] - 25,000 [4]	27.71 - 24.26	1,332,588 194,080 470,518
Thomas A. Boyd, Ph.D.	2/21/06 7/3/06 7/3/06 10/20/06 10/20/06	- - - 5,000 [6] 5,000 [7]	- 6,500 [2] -	25,000 [5] - 17,500 [4]	27.71 - 24.26	555,245 157,690 329,362 127,800 127,800
Alton B. Kremer, M.D., Ph.D.	2/21/06 7/3/06 7/3/06 10/20/06 10/20/06	- - - 5,000 [6] 5,000 [7]	- 6,500 [2]	25,000 [5] - 17,500 [4]	27.71 - 24.26	555,245 157,690 329,362 127,800 127,800

Footnotes

1 Restricted stock award vests 25% on each of the following dates: 3/3/06, 6/20/06, 12/20/06, 6/20/07.
2 Restricted stock awards vest 25%/year, with vesting dates of 6/20/07, 6/20/08, 6/20/09 and 6/20/10.
3 Performance options cliff vest on 6/3/16, subject to acceleration of vesting of defined percentages of the award upon achievement of defined milestones. See narrative for a discussion of the performance criteria.
4 Stock options vest 25%/year with vesting dates of 7/3/07, 7/3/08, 7/3/09 and 7/3/10.
5 Stock options vest 25%/year, with vesting dates of 2/21/07, 2/21/08, 2/21/09 and 2/21/10.
6 Restricted stock awards vest on 4/1/07, subject to acceleration of vesting upon the achievement of a defined milestone. See narrative for a discussion of the performance criteria.
7 Restricted stock awards vest on 4/1/08, subject to acceleration of vesting upon the achievement of a defined milestone. See narrative for a discussion of the performance criteria.

Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table

The amount of base salary for NEO’s in 2006 was based upon comparison with competitive market data and our financial condition, as described in the CD&A. Payouts of bonuses for the 2006 fiscal year reflect the significant progress that we, in collaboration with Wyeth, made toward filing a New Drug Application with the U.S. Food and Drug Administration for our drug methylnaltrexone; a major milestone toward its eventual commercial launch. Progress was also made on several other research efforts. When determining amounts of long-term incentive grants to NEO’s, the Committee examined the accounting cost associated with the grants in addition to competitive market data. The Committee compared (1) the value of the grant with the value of comparable grants in our Peer Group; (2) the number of options granted by position in our Peer group; (3) the number of options granted by position as a percentage of total common shares outstanding, compared with the applicable percentages of comparable grants in our Peer group; and (4) the executive’s total stock ownership and unvested ownership position. We believe these comparisons provide an important context for comparing the competitive level of our equity based compensation practices to those of other companies in our Peer Group.

During 2006, salary, bonus and equity compensation were paid to Paul J. Maddon, M.D., Ph.D., in accordance with an employment agreement entered into between Dr. Maddon and us on December 31, 2003, pursuant to which Dr. Maddon serves as our Chief Executive Officer and Chief Science Officer. The initial term of the employment agreement ran through June 30, 2005, and was automatically renewed for an additional period of two years. We are currently in discussions with Dr. Maddon regarding the future renewal of his employment agreement. The agreement provides for Dr. Maddon to receive an annual salary of $565,000 for 2006, which will increase at a rate of not less than 3% per year, and a discretionary bonus in an amount to be determined by the Board of Directors.

On July 3, 2006, we granted Dr. Maddon a ten-year option to purchase 145,000 shares of common stock at an exercise price of $24.26 per share. The grant vests on June 3, 2016, subject to acceleration upon the achievement of certain categories of clinical and operational milestones. For each category, a series of achievement dates is specified, for each of which a defined percentage of vesting of the award is assigned. Each category of milestone may be achieved only once until the award is fully vested, which may occur before milestones in all categories are achieved. The milestones include, for certain of our product candidates, submission of a New Drug Application with the U.S. Food and Drug Administration (the “FDA”); initiation of particular clinical trials and execution of a major corporate partnering agreement. During 2006, one of the milestones was achieved, resulting in the vesting of 20% of the award. On March 3, 3006, we granted 18,080 shares of restricted stock to Dr. Maddon as a bonus for 2005 in compliance with his employment agreement. The restrictions on 75% of that award lapsed during 2006 and the restrictions on the remaining 25% of the award will lapse on June 20, 2007. On July 3, 2006, we also granted 48,336 shares of restricted stock to Dr. Maddon as incentive compensation pursuant to his employment agreement. The restrictions on the stock lapse over four years, beginning June 20, 2007.

All stock option and restricted stock awards granted to NEO’s during 2006 were made under our 2005 Stock Incentive Plan, as described in the CD&A. The exercise price of stock option awards is the closing price of our common stock on the date of grant. Stock options expire ten years from the grant date. We make annual awards of stock options and restricted stock to employees, including all NEO’s, on the first business day of July; in 2006, the grant date was July 3. Stock option awards made on July 3, 2006 to all NEO’s, except Dr. Maddon, vest at a rate of 25% per year from the date of grant. Dr. Maddon’s stock option award vests as described above.

In addition to their annual stock option awards, on February 21, 2006, Dr. Kremer, Mr. Baker and Dr. Boyd were granted stock options, in order to enhance their corporate ownership to a level commensurate with their positions and recently increased responsibilities, which vest at a rate of 25% per year from the date of grant. Drs. Boyd and Kremer each also received two awards of 5,000 shares of restricted stock on October 20, 2006; the first award to each cliff vests on April 1, 2007, subject to acceleration of vesting upon the acceptance of an NDA for subcutaneous methylnaltrexone with the FDA; the second award to each cliff vests on April 1, 2008, subject to acceleration of vesting upon the approval of that NDA by the FDA. The first award to each of Drs. Boyd and Kremer expired on its vesting date because the respective milestone was not achieved by that date. The second award to each of Drs. Boyd and Kremer expires on its vesting date in the event that the respective milestone is not achieved by that date.

Compensation to NEO’s in the form of stock awards and option awards for 2006 as stated in the Summary Compensation Table is equal to sum of the portions of the grant-date fair values of such stock and options, awarded in 2006 and prior years, that vested in 2006. The fair values of stock option awards were determined using the Black-Scholes option pricing model with assumptions as noted in our Annual Report on Form 10-K for the year ended December 31, 2006 and the closing stock prices on the dates of grant. The fair value per share, so calculated, of stock options granted on February 21, 2006 and July 3, 2006 was $22.21 and $18.82, respectively. The fair values per share of restricted stock granted on March 3, 2006, July 3, 2006 and October 20, 2006 were equal to the closing prices of our common stock on those date of $29.03, $24.26 and $25.56, respectively. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future.

Other Compensation stated in the Summary Compensation Table consisted of matching contributions under our defined contribution plan, available to substantially all of our employees, and reimbursement of premiums for enhanced life and disability insurance that we made to or on behalf of our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unvested stock and unexercised stock option awards held by our named executive officers as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested [13] ($)

Paul J. Maddon, M.D., Ph.D.	29,000 75,000 18,750 26,250 84,375 112,500 - 75,000 225,000 275,001 231,000	- - 18,750 [1] - 28,125 [2] -	116,000 [3] - - 11,250 [4] - - 33,000 [5]	24.26 21.39 16.85 16.85 15.06 15.06 12.29 12.29 12.00 12.00 5.33	7/3/2016 7/1/2015 7/1/2014 7/1/2014 7/1/2013 7/1/2013 7/1/2012 7/1/2012 12/22/2008 12/22/2008 12/16/2007	84,106	2,164,888
Robert A. McKinney, CPA	- 3,125 6,250 18,750 25,000 25,000 25,000 25,000 16,000	25,000 [6] 9,375 [7] 18,750 [8] 6,250 [2]		24.26 21.39 22.68 15.06 12.29 17.19 13.63 13.75 4.00	7/3/2016 7/1/2015 3/1/2015 7/1/2013 7/1/2012 1/7/2010 6/28/2010 4/16/2009 4/1/2007	15,125	389,318
Mark R. Baker, J.D.	- - 10,000	25,000 [6] 60,000 [9] 40,000 [11]		24.26 27.71 20.02	7/3/2016 2/21/2016 6/20/2015	8,000	205,920
Thomas A. Boyd, Ph.D.	- - 6,250 18,750 20,000 40,000 12,000 4,000	17,500 [6] 25,000 [9] 18,750 [7] 6,250 [2] - 10,000 [12]		24.26 27.71 21.39 15.06 12.29 18.47 17.19 13.63	7/3/2016 2/21/2016 7/1/2015 7/1/2013 7/1/2012 1/1/2012 1/18/2010 6/28/2010	25,875	666,023
Alton B. Kremer, M.D., Ph.D.	- - 2.500 8,000	17,500 [6] 25,000 [9] 7,500 [7] 24,000 [10]		24.26 27.71 21.39 13.57	7/3/2016 2/21/2016 7/1/2015 9/28/2014	19,125	492,278
Footnotes

1 Stock options vest 50%/year, with vesting dates of 7/1/2007 and 7/1/2008.
2 Stock options vest on 7/1/2007.
3 Performance options cliff vest on 6/3/16, with acceleration of vesting of defined percentages of the award upon achievement of defined milestones.
4 Performance options cliff vest on 6/3/14, with acceleration of vesting of defined percentages of the award upon achievement of defined milestones.
5 Performance options cliff vest on 6/3/12, with acceleration of vesting of defined percentages of the award upon achievement of defined milestones.
6 Stock options vest 25%/year, with vesting dates of 7/3/07, 7/3/08, 7/3/09 and 7/3/10.
7 Stock options vest 33 1/3%/year, with vesting dates of 7/1/07, 7/1/08 and 7/1/09.
8 Stock options vest 33 1/3%/year, with vesting dates of 3/1/07, 3/1/08 and 3/1/09.
9 Stock options vest 25%/year, with vesting dates of 2/21/07, 2/21/08, 2/21/09 and 2/21/10.
10 Stock options vest 50%/year, with vesting dates of 9/28/07 and 9/28/08.
11 Stock options vest 25%/year, with vesting dates of 6/20/07, 6/20/08, 6/20/09 and 6/20/10.
12 Stock options vest on 1/1/07.
13 Based on the closing price of Progenics’ common stock on 12/29/06 of $25.74.

Option Exercises and Stock Vested in Fiscal Year 2006

The following table sets forth information regarding the exercise and vesting of stock and stock option awards held by our named executive officers during the year ended December 31, 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul J. Maddon, M.D., Ph.D.	243,774	4,661,806	26,060	618,748
Robert A. McKinney, CPA	24,000	563,156	3,000	65,100
Mark R. Baker, J.D.	0	0	0	0
Thomas A. Boyd, Ph.D.	14,000	188,519	3,750	81,375
Alton B. Kremer, M.D., Ph.D.	8,000	112,504	875	18,988

Director Compensation in Fiscal Year 2006

The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors during the year ended December 31, 2006:

Name [1]	Fees Earned or Paid in Cash ($)	Option Awards [2] ($)	All Other Compensation [3] ($)	Total ($)
Kurt W. Briner	52,500	485,653		538,153
Paul F. Jacobson	59,000	485,653		544,563
Charles A. Baker	32,000	188,207		220,207
Mark F. Dalton	30,500	188,207		218,707
Stephen P. Goff, Ph.D.	25,500	188,207	30,000	243,707
David A. Scheinberg, M.D., Ph.D.	25,000	188,207	132,038	345,245

Footnotes

1 Paul J. Maddon, M.D., Ph.D., our Chief Executive Officer and a Named Executive Officer, serves as a Director but does not receive any additional compensation for services provided as a Director. See Summary Compensation Table, above.
2 At December 31, 2006, the aggregate number of stock options held by our non-employee Directors was as follows: Mr. Baker 75,000; Mr. Briner 155,000; Mr. Dalton
   75,000; Dr. Goff 107,500; Mr. Jacobson 105,000; Dr. Scheinberg 155,500. The grant date fair value of stock options awarded to non-employee Directors for service in
   2006 was as follows: Mr. Baker $188,207; Mr. Briner $ 485,653; Mr. Dalton $188,207; Dr. Goff $188,207, Mr. Jacobson $485,653; Dr. Scheinberg $188,207. See our
   Annual Report on Form 10-K for the year ended December 31, 2006 for assumptions used in the Black-Scholes option pricing model used to value the stock options granted to non-employee Directors.
3 See narrative following this table for a discussion of Other Compensation for non-employee Directors.

Narrative to Director Compensation Table

Kurt W. Briner and Paul F. Jacobson each receive $40,000 annually as compensation for their services as Co-Chairmen of the Board. In addition, Messrs. Briner and Jacobson and our other non-employee Directors are entitled to payment for their services as follows:

•	$2,000 for each meeting of the Board of Directors attended in person, $1,000 for each in-person meeting attended by telephone and $500 for participation in each telephonic meeting;

	•	for committee meetings held other than in conjunction with a meeting of the entire Board, $1,000 for attendance in person and $500 for telephonic participation;

	•	for committee meetings held on the day after a meeting of the entire Board, $500 for participation;

	•	for committee meetings held on the same day, no additional compensation is paid;

•	an annual retainer fee of $15,000, except for Messrs. Briner and Jacobson who are entitled to an annual retainer fee of $40,000 as described above; and

•	an option to purchase 10,000 fully-vested shares of our common stock granted annually on each July 1 with an exercise price equal to the fair market value as of the date of grant.

In addition, the Audit Committee chairman (Mr. Jacobson in 2006; Ms. Williams beginning in 2007 ) is entitled to an additional annual retainer fee of $5,000 ($10,000 commencing in 2007), the Compensation Committee chairman (Mr. Dalton) is entitled to an additional annual retainer fee of $2,500, and the Nominating and Corporate Governance Committee chairman (Mr. Baker) is entitled to an additional annual retainer fee of $2,500.

For their service on the Board of Directors in 2006, Messrs. Briner and Jacobson each received a grant of stock options to purchase 25,000 shares of our common stock with an exercise price of $24.12 per share on December 8, 2005; options to purchase 10,000 shares vested on the date of grant and the remainder of the award vested on December 31, 2006. Our non-employee Directors, with the exception of Messrs. Briner and Jacobson, each received a grant of 10,000 fully-vested stock options with an exercise price of $24.26 per share on July 3, 2006.

All stock option awards granted to Directors for their service on the Board of Directors during 2006 were made under our 2005 Stock Incentive Plan, as described in the CD&A. The exercise price of stock option awards is the closing price of our common stock on the date of grant. Stock options expire ten years from the grant date. Compensation to non-employee Directors in the form of option awards for each year as stated in the Director Compensation Table is equal to the grant-date fair values of option awards that vested in the respective year. Since all Director option awards vest on the date of grant, the amounts reported are equal to the grant-date fair value of each award. The fair values were determined using the Black-Scholes option pricing model with assumptions as noted in our Annual Report on Form 10-K for the year ended December 31, 2006 and the closing stock prices on the dates of grant. The fair value per share, so calculated, of stock options granted on December 8, 2005 was $19.43 and on July 3, 2006 was $18.82.

All Other Compensation for Dr. Goff and Dr. Scheinberg comprised cash or cash and stock options, respectively, for service on our Virology Scientific Advisory Board and Cancer Scientific Advisory Board, respectively. In 2006, Dr. Goff received $30,000 for such service. Dr. Scheinberg received $28,000 and four quarterly awards of 1,250 fully-vested stock options, which were granted with exercise prices equal to fifty percent (50%) of the average closing price for the thirty trading days preceding each grant date. The aggregate fair value of such option awards was $104,038, which was determined using the Black-Scholes option pricing model with assumptions as noted in our Annual Report on Form 10-K for the year ended December 31, 2006 and the closing stock prices on the dates of grant.

Potential Payments Upon Termination or Change in Control

Chief Executive Officer

Paul J. Maddon, M.D., Ph.D.

In accordance with the terms of our employment agreement with Paul J. Maddon, M.D., Ph.D., our Chief Executive Officer, we will be required to provide compensation to Dr. Maddon in the event of termination of his employment or a change in control of Progenics. The following table describes the potential payments upon termination or change in control:

	Cash Severance				Equity		Health and Welfare Benefits Continuation($)[6]	Gross up of I.R.C. Golden Parachute excise tax resulting from Change in Control ($)	Total ($)
	Base Salary		Bonus		Value of Vested Equity ($)	Value of Accelerated Unvested Equity ($) [5]
Circumstances of Termination [1]	Multiple	($)	Multiple	($)
Termination by us for cause or voluntary termination, normal retirement by named executive officer in the normal course of business	N/A	N/A	N/A	N/A	15,465,319	N/A	N/A	N/A	15,465,319
Death or disability of named executive officer in the normal course of business [2]	N/A	N/A	N/A	350,000	15,465,319	N/A	25,182	N/A	15,840,501
Termination by us for cause or voluntary termination by the named executive officer or termination as a result of normal retirement, death, or disability following a change in control	N/A	N/A	N/A	N/A	15,465,319	3,347,493	N/A	N/A	18,812,812
Termination by us without cause or by the named executive officer with good reason [3]	2.0	1,130,000	2.0	800,000	15,465,319	3,347,493	25,182	N/A	20,767,994
Termination by us without cause or by the named executive officer with good reason following a change in control [4]	3.0	1,695,000	3.0	1,025,000	15,465,319	3,347,493	37,773	1,786,374	23,356,959

     Footnotes

1 Assumes that the triggering event occurred on December 29, 2006, on which date the closing price per share of our common stock was $25.74.
2  Dr. Maddon receives a pro-rated amount of bonus from the beginning of the year of termination to the date of termination. For purposes of this calculation, his bonus for 2006 was $350,000.

3 Dr. Maddon receives cash severance equal to twice his base salary for the year of termination and twice the average of the annual bonuses paid to him in the three years preceding the year of termination and, in addition, a pro-rated amount of bonus from the beginning of the year of termination to the date of termination. For purposes of this calculation, base salary was $565,000, his bonuses for the three years preceding 2006 were $175,000, $150,000 and $350,000 and his bonus for 2006 was $350,000. In recognition of the reduced liquidity of the restricted stock as compared to cash and the market risk that our CEO assumed during the restriction period, the Committee increased the number of shares granted to him by 50% for those shares that were not vested on the grant date as compared to the $350,000 amount that he would have received were he paid in cash.

4  Dr. Maddon receives cash severance equal to three times his base salary for the year of termination and three times the average of the annual bonuses paid to him in the three years preceding the year of termination and, in addition, a pro-rated amount of bonus from the beginning of the year of termination to the date of termination. For purposes of this calculation, base salary was $565,000, his bonuses for the three years preceding 2006 were $175,000, $150,000 and $350,000 and his bonus for 2006 was $350,000.

5 Assumes acceleration of vesting at December 31, 2006 of all unexercisable and unearned stock options, totaling 207,125 options, presented in the table titled Outstanding Equity Awards at Fiscal Year-End and the sale of the resulting common stock on that date. The proceeds to Dr. Maddon, before taxes, are $1,182,605, calculated as the product of (i) the difference between the closing price of our common stock on December 29, 2006 of $25.74 and the exercise price of each accelerated stock option and (ii) the respective number of options for which vesting was accelerated. The amount presented above also assumes acceleration of vesting of all outstanding shares of restricted stock, totaling 84,106 shares, at December 31, 2006 and the sale of the stock on that date. The proceeds to Dr. Maddon, before taxes, are $2,164,888, calculated as the product of the number of shares of restricted stock outstanding and the closing price of our common stock on December 29, 2006 of $25.74.

6 Dr. Maddon's health and welfare benefits will continue for 24 or 36 months. The benefits cost includes the employer cost of health, dental, disability and group life insurance.

Narrative

Our employment agreement with Dr. Maddon provides that:

▪
upon termination by us for cause (as defined below) or voluntary termination or retirement by Dr. Maddon in the normal course of business, all stock options that are not vested on the date of termination will be forfeited and Dr. Maddon will have the right to exercise the remaining outstanding vested options;

▪	if such circumstances of termination occur following a change of control, all unvested stock options will immediately vest;
▪
in the event of Dr. Maddon’s death or disability, we will pay Dr. Maddon, a pro-rated amount of bonus from the beginning of the year of termination to the date of termination, we will continue for two years to provide Dr. Maddon health and welfare benefits, all stock options that are not vested on the date of termination (except those performance-based options that vest within one year of the date of death or disability) will be forfeited and Dr. Maddon will have the right to exercise the remaining outstanding vested options;

▪
upon termination by us without cause (as defined below) or by Dr. Maddon for good reason (as defined below), we will pay to Dr. Maddon a lump sum equal to twice the sum of his annual salary for the year of termination and average bonus (defined as the average of the annual bonuses paid to him in the three years preceding the year of termination) and, in addition, a pro-rated amount of bonus from the beginning of the year of termination to the date of termination, we will continue for two years to provide Dr. Maddon health and welfare benefits and all unvested stock options and restricted stock will become fully vested and exercisable;

▪
upon termination by us without cause or by Dr. Maddon for good reason within two years following a change in control (as defined below), or upon termination by us without cause within three months preceding a change in control, we will pay to Dr. Maddon a lump sum equal to three times the sum of his salary and average bonus, we will continue for three years to provide Dr. Maddon health and welfare benefits and all unvested stock options and restricted stock will become fully vested and exercisable; and

▪
in the event that any payment under the Employment Agreement constitutes an excess parachute payment (which triggers an excise tax under Internal Revenue Code sections 280G and 4999), Dr. Maddon will be entitled to additional gross-up payments, as described below.

Below is a description of the assumptions and definitions related to the calculations in the table above.

Non-Compete, Non-Disclosure of Confidential Information and Non-Solicitation Agreements

Although Dr. Maddon’s Employment Agreement includes covenants not to compete with us, not to disclose our confidential information and not to solicit our employees or customers, either during the term of the agreement or for defined periods after the term of that agreement, none of those covenants affect payments or benefits due to Dr. Maddon upon termination or change of control, as described above.

Involuntary Without Cause Termination and Termination for Good Reason

Dr. Maddon will be entitled to certain benefits as described in the table above if his employment is terminated by us for reasons other than cause or by Dr. Maddon for good reason. A termination is for cause if it is for any of the following reasons: (i) the continual failure to perform substantially his corporate duties or follow the reasonable instructions of the Board; (ii) conviction of a felony or a guilty or nolo contendere plea with respect thereto; (iii) habitual drunkenness or habitual use of illegal narcotics; (iv) excessive absenteeism not related to sick leave or vacations (but only after sixty (60) days prior written notice is received by Dr. Maddon from the Board) followed by a repetition of such excessive absenteeism; (v) continuous conflict of interest after Dr. Maddon receives notice in writing from the Board; (vi) material breach of any of our written policies that are material to the business or our reputation and applicable to our senior executives or any of the material provisions of his Employment Agreement; or (vii) engagement in illegal conduct that is directly and materially injurious to us.

Payments upon a Termination in Connection with a Change in Control

Dr. Maddon will be entitled to certain benefits as described in the table above if Dr. Maddon’s employment is terminated by us for reasons other than cause during the three month period before or the two year period after a change in control or by Dr. Maddon for good reason during the two year period after a change in control. A change of control means any of the following: (i) a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director, as defined, cease for any reason to constitute at least a majority of the members thereof; (ii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction in which outstanding shares of our common stock are converted, as defined or (iii) acquisition of our common stock by any entity, as defined, whose ownership represents 30% or more of the voting power of all of our capital stock outstanding or (iv) the approval by our stockholders of the sale or other disposition of all or substantially all of our assets or a complete liquidation or dissolution of Progenics.

Tax Gross-up

Upon a change in control, as defined above, Dr. Maddon may be subject to certain excise taxes pursuant to Sections 280G and 4999 of the Internal Revenue Code. We have agreed to reimburse Dr. Maddon for all such excise taxes that are imposed on him and any income and excise taxes that are payable by Dr. Maddon as a result of any reimbursements for Sections 280G and 4999 excise taxes. As a result, the net amount retained by Dr. Maddon after deduction of any excise taxes and all other taxes on the gross-up payments will be equal to the net amount that he would have retained from the initial payments under the Employment Agreement. However, if reducing the excess parachute payments to a level that would not trigger the excise tax would result in a net after-tax benefit to him of at least 90% of the unreduced benefit, then his excess parachute payments shall be reduced to such level.

The calculation of the 280G gross-up amount in the above table is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% medicare tax rate and a 6.85% state income tax rate. For purposes of the 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to Dr. Maddon for executing a non-competition agreement. The payment of the 280G tax gross-up will be payable to Dr. Maddon for any excise tax incurred regardless of whether Dr. Maddon’s employment is terminated. However, the amount of the 280G tax gross-up will change based upon whether Dr. Maddon’s employment with us is terminated, because the amount of compensation subject to Section 280G will change. For termination on December 31, 2006, as a result of a change in control, Dr. Maddon would have triggered the excise tax. The amount of the gross-up for the excise tax is shown in the table above.

Other Named Executive Officers

There are no agreements in place with any other NEO. Therefore, the only amounts to which they would be legally entitled would be their vested equity compensation and amounts payable from their qualified retirement plan. For this reason we have not provided tables for the other NEOs.

Other Executive Officers

Robert J. Israel, M.D. Senior Vice President, Medical Affairs

We have an employment arrangement with Robert J. Israel, M.D. pursuant to which he serves as our Senior Vice President, Medical Affairs at an annual salary in 2006 of $325,000 and is entitled to nine months’ salary if his employment is terminated by us without cause. The employment with Dr. Israel contains certain restrictive covenants for our benefit relating to non-disclosure by Dr. Israel of our confidential business information, our right to inventions and intellectual property, non-solicitation of our employees and customers and non-competition by Dr. Israel with our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 1, 2007, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than 5% of our common stock outstanding, (ii) each of our directors, (iii) each of our executive officers named below and (iv) all of our directors and executive officers as a group.
	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number (22)	Percent
Entities affiliated with Tudor Investment Corporation (3)	2,342,388	8.9%
1275 King Street
Greenwich, CT 06831
Paul Tudor Jones II (4)	2,888,513	10.9%
1275 King Street
Greenwich, CT 06831
Delaware Management Holdings (5)	1,747,547	6.6%
One Commerce Square, 2005 Market Street
Philadelphia, PA 19103
Barclays Global Investors, NA. (6)	1,451,307	5.5%
45 Fremont Street
San Francisco, CA 94105
Federated Investors, Inc. (7)	1,705,800	6.5%
Federated Investors Tower
Pittsburgh, PA 15222
Sectoral Asset Management Inc. (8)	2,362,275	8.9%
2120-1000 Sherbrooke Street
West Montreal, PQ H3A 3G4 Canada
Paul J. Maddon, M.D., Ph.D. (9)	1,760,993	6.4%
Charles A. Baker (10)	93,981	*
Kurt W. Briner (11)	158,000	*
Mark F. Dalton (12)	2,504,888	9.4%
Stephen P. Goff, Ph.D. (13)	141,000	*
Paul F. Jacobson (14)	293,100	1.1%
David A. Scheinberg, M.D., Ph.D. (15)	150,931	*
Nicole S. Williams (16)	0	*
Robert A. McKinney, CPA (17)	157,069	*
Thomas A. Boyd, Ph.D. (18)	146,926	*
Alton B. Kremer, M.D., Ph.D. (19)	39,938	*
Mark R. Baker, J.D. (20)	35,953	*
All directors and executive officers as a group (21)	6,089,219	21.0%

*	Less than one percent.
(1)	Unless otherwise specified, the address of each beneficial owner is c/o Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.
(2)
Except as indicated and pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes the shares issuable pursuant to stock options to the extent indicated in the footnotes in this table. Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(3)
The number of shares owned by entities affiliated with Tudor Investment Corporation (TIC) consists of 1,820,068 shares held of record by The Tudor BVI Portfolio Ltd., a company organized under the law of the Cayman Islands (Tudor BVI), 287,813 shares held of record by TIC, 193,126 shares held of record by Tudor Arbitrage Partners L.P. (TAP), 25,981 shares held of record by Tudor Proprietary Trading, L.L.C. (TPT), and 15,400 shares held of record by Tudor Global Trading LLC (TGT). In addition, because TIC provides investment advisory services to Tudor BVI, it may be deemed to beneficially own the shares held by such entity. TIC disclaims beneficial ownership of such shares. TGT is the general partner of TAP. Tudor Group Holdings LLC (TGH) is the sole member of TGT and indirectly holds all of the membership interests of TPT. TGH is also the sole limited partner of TAP. TGH expressly disclaims beneficial ownership of the shares beneficially owned by each of such entities. TGT disclaims beneficial ownership of shares held by TAP. The number set forth does not include shares owned of record by Mr. Jones and Mr. Dalton. See Notes (4) and (12).

(4)
Includes 2,342,388 shares beneficially owned by entities affiliated with TIC. Mr. Jones is the Chairman and indirect principal equity owner of TIC, TPT and TGT, and the indirect principal equity owner of TAP. Mr. Jones may be deemed to be the beneficial owner of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. Mr. Jones disclaims beneficial ownership of such shares. See Note (3).

(5)
Based on a Schedule 13G filed on February 7, 2007, the number of shares owned by Delaware Management Holdings and Delaware Management Business Trust consists of 1,747,547 shares held by Delaware Management Holdings and Delaware Management Business Trust, which share voting and dispositive powers.

(6)
Based on a Schedule 13G, filed on January 23, 2007, the number of shares owned by Barclays Global Investors, NA. and Barclays Global Fund Advisors is 1,451,307, which share voting and dispositive power.

(7)
Based on a Schedule 13G, filed February 13, 2007, Federated Investors, Inc. (the “Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees and they have the collective voting control over the Parent.

(8)
Sectoral Asset Management Inc. in its capacity as an investment adviser has the sole right to vote or dispose of the 2,362,275 shares set forth in Schedule 13G filed on February 2, 2007. Jerome G. Pfund and Michael L. Sjostrom are the sole shareholders of Sectoral Asset Management Inc.

(9)
Includes 560,044 shares outstanding; 1,103,876 shares issuable upon exercise of options exercisable within 60 days of March 1, 2007 and 96,073 shares of restricted stock. Also includes 1,000 shares held by Dr. Maddon’s spouse, the beneficial ownership of which Dr. Maddon disclaims. Excludes 90,229 shares held by a trust, of which his spouse is the beneficiary; neither Dr. Maddon nor his spouse has investment control over such trust.

(10)	Includes 21,481 shares owned by the Baker Family Limited Partnership and 72,500 shares issuable upon exercise of options held by Mr. Baker and exercisable within 60 days of March 1, 2007.

(11)	Includes 3,000 shares outstanding and 155,000 shares issuable upon exercise of options held by Mr. Briner exercisable within 60 days of March 1, 2007.
(12)
Includes 71,000 shares held of record directly by Mr. Dalton, 75,000 shares issuable upon exercise of options held by Mr. Dalton exercisable within 60 days of March 1, 2007 and 16,500 shares held of record by DF Partners, a family partnership of which Mr. Dalton is the sole general partner. The number set forth also includes 2,342,388 shares beneficially owned by entities affiliated with TIC. Mr. Dalton is President and an equity owner of TIC and TGH. Mr. Dalton is also the President and an indirect equity owner of TGT and TPT. Mr. Dalton disclaims beneficial ownership of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC and DF Partners, except to the extent of his pecuniary interest therein. See Note (3).

(13)	Includes 33,500 shares outstanding and 107,500 shares issuable upon exercise of options held by Dr. Goff exercisable within 60 days of March 1, 2007.
(14)	Includes 188,100 shares outstanding and 105,000 shares issuable upon exercise of options held by Mr. Jacobson exercisable within 60 days of March 1, 2007.
(15)	Includes 32,181 shares outstanding and 118,750 shares issuable upon exercise of options held by Dr. Scheinberg exercisable within 60 days of March 1, 2007.
(16)	Ms. Williams was appointed as a Director on January 2, 2007 and as of March 1, 2007 does not own any shares, restricted stock or options exercisable within 60 days of March 1, 2007.
(17)
Includes 7,569 shares outstanding and 134,375 shares issuable upon exercise of options held by Mr. McKinney exercisable within 60 days of March 1, 2007. Also includes 15,125 shares of restricted stock.

(18)	Includes 7,801 shares outstanding and 113,250 shares issuable upon exercise of options held by Dr. Boyd exercisable within 60 days of March 1, 2007. Also includes 25,875 shares of restricted stock.
(19)	Includes 4,063 shares outstanding and 16,750 shares issuable upon exercise of options held by Dr. Kremer exercisable within 60 days of March 1, 2007. Also includes 19,125 shares of restricted stock.
(20)	Includes 2,953 shares outstanding and 25,000 shares issuable upon exercise of options held by Mr. Baker exercisable within 60 days of March 1, 2007. Also includes 8,000 shares of restricted stock.
(21)
Includes 3,334,645 shares outstanding, 224,073 shares of restricted stock and 2,530,501 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 2007 held by Directors and Named Executive Officers as set forth in the above table and by all other executive officers.

(22)	None of the shares held by beneficial owners and management are pledged as collateral except for 50,000 shares held by Mr. Jacobson in a margin account.

CORPORATE GOVERNANCE

Board and Committee Meetings

During 2006, the Board of Directors had four standing committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors held five meetings, the Compensation Committee held five meetings, the Audit Committee held five meetings, the Nominating and Corporate Governance Committee held four meetings and the Executive Committee held no meetings. It is the policy of the Board of Directors to hold an executive session of independent directors at each Board meeting. During 2006, each director attended 75% or more of the meetings of the Board of Directors and Board committees on which he served.

Audit Committee

The Audit Committee reviews our annual financial statements prior to their submission to the Securities and Exchange Commission (“SEC”), consults with our independent auditors and examines and considers such other matters in relation to the audit of our financial statements and in relation to our financial affairs, including the selection and retention of our independent auditors.

Paul F. Jacobson, the Chairman of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our stock option plans and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests and is properly implemented. Mark F. Dalton is the Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to constitute and organize appropriately the Board of Directors to meet its fiduciary obligations to Progenics and our stockholders on an ongoing basis. Among its specific duties, the Nominating and Corporate Governance Committee makes recommendations to the Board of Directors about our corporate governance processes, assists in identifying and recruiting candidates for the Board, administers the Nominations Policy, considers nominations to the Board received from stockholders, makes recommendations to the Board regarding the membership and chairs of the Board’s committees, oversees the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, periodically reviews the type and amount of Board compensation for non-employee directors and makes recommendations to the full Board regarding such compensation. The Nominating and Corporate Governance Committee also annually reports findings of fact to the Board of Directors that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by NASD and SEC rules and applicable law. Charles A. Baker is the Chairman of the Nominating and Corporate Governance Committee.

Executive Committee

The Executive Committee is intended to assist the Board with oversight and governance and in providing a means for our management to obtain Board-level guidance and decision making between full Board meetings.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined by Nasdaq Marketplace Rule 4200(a)(15):

Mark F. Dalton Paul F. Jacobson Charles A. Baker Kurt W. Briner Stephen P. Goff, Ph.D. Nicole S. Williams

The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the Nasdaq Marketplace rules, the SEC and the Internal Revenue Service.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating and Corporate Governance Committee’s report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board; Board Attendance at the Annual Meeting of Stockholders

Stockholders may communicate with the Board of Directors by writing to the Board of Directors c/o the Corporate Secretary at our corporate headquarters.

It is our policy that the members of the Board of Directors attend annual meetings of our stockholders. All of the members of our Board attended the 2006 Annual Meeting of Stockholders.

Code of Business Ethics and Conduct

We have a Code of Business Ethics and Conduct which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the rules of the NASD. The Code is available on our website at: http://www.progenics.com/documents.cfm.

Our Director Nominations Process

The Charter for the Nominating and Corporate Governance Committee includes our Director Nominations Policy. The purpose of the Nominations Policy is to describe the criteria for Board member candidates and the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Nominations Policy is administered by the Nominating and Corporate Governance Committee. You may find the Nominating and Corporate Governance Committee’s Charter on our website at: http://www.progenics.com/documents.cfm.

Minimum Criteria for Board Members

Each Board candidate must possess at least the following specific minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•
Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

•
No candidate, or family member (as defined in the Nasdaq Marketplace rules) or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a candidate, shall have any material personal, financial or professional interest in any of our present or potential competitors.

•
Each candidate shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills

In addition, the Nominating and Corporate Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•
Each candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

•	Each candidate should contribute positively to the collaborative culture among Board members.

•
Each candidate should possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company CEO or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of oncology, virology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates

The Nominating and Corporate Governance Committee has two primary methods for identifying candidates (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the Nominating and Corporate Governance Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, senior-level Progenics executives, individuals personally known to the members of the Board, and research.

Second, the Nominating and Corporate Governance Committee may use its authority under its Charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating and Corporate Governance Committee retains a search firm, it may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Nominations Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating and Corporate Governance Committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Nominating and Corporate Governance Committee. In 2005, the Nominating and Corporate Governance Committee retained a search firm to identify possible candidates. The Nominating and Corporate Governance Committee approved Nicole S. Williams’ membership to the Board of Directors based on the recommendation of the search firm.

The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Nomination of Directors by Stockholders.”

Nomination of Directors by Stockholders

Any of our stockholders may recommend one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the procedures and requirements set forth below.

In order for the director nomination to be timely, a stockholder’s notice to our Corporate Secretary must be delivered to our principal executive offices not less than 120 days prior to the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Any candidate proposed by a stockholder must be independent of the stockholder providing the nomination in all respects as determined by the Nominating and Corporate Governance Committee or by applicable law. Any candidate submitted by a stockholder must also meet the definition of an “independent director” under the NASD Marketplace rules and must meet the “Minimum Criteria for Board Members” set forth above.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating and Corporate Governance Committee’s initial evaluation, a candidate continues to be of interest to the Nominating and Corporate Governance Committee, the Chairman of the Nominating and Corporate Governance Committee will interview the candidate and communicate the Chairman’s evaluation to the other Nominating and Corporate Governance Committee members, the Co-Chairmen of the Board and the CEO. Later reviews will be conducted by other members of the Nominating and Corporate Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on December 31. The Nominating and Corporate Governance Committee expects generally to meet one or more times prior to March 31 of each year to consider, among other things, candidates to be recommended to the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our proxy statement. The Board usually meets each March and at that meeting will vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June.

All candidates (whether identified internally or by a nomination received from a stockholder) who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board, will be included in our recommended slate of director nominees in our proxy statement.

Future Revisions to the Nominations Policy

The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the Nominations Policy at any time, in which case the most current version will be available on our web site at:  http://www.progenics.com/documents.cfm.

.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

By the Compensation Committee of the Board of Directors
Mark F. Dalton, Chairman
Charles A. Baker
Paul F. Jacobson

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.

Report of the Audit Committee of the Board of Directors

During 2006, the Audit Committee of the Progenics’ Board of Directors (the “Audit Committee”) consisted of three non-employee directors: Paul F. Jacobson, as Chairman, Kurt W. Briner and Charles A. Baker. On January 2, 2007, Nicole S. Williams joined the Board of Directors and the Audit Committee. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the Nasdaq Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership as stated in the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder. The Audit Committee operates under a written Charter adopted by the Audit Committee and approved by the Board of Directors as a whole.

As set forth in its charter, the Audit Committee’s role is one of oversight. Progenics’ management is responsible for preparing Progenics’ financial statements and the independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of Progenics’ financial statements, systems of internal control and the audit process. Additionally, the Audit Committee selects, subject to stockholder ratification, the independent registered public accounting firm for Progenics. In this context the Audit Committee has met and has reviewed and discussed with management and the independent registered public accounting firm Progenics’ audited financial statements as of and for the year ended December 31, 2006. The Audit Committee has also discussed with members of the independent registered public accounting firm each of the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and the Committee has discussed with the independent registered public accounting firm its independence. When considering the independence of the independent registered public accounting firm, the Audit Committee considered whether their provision of services to Progenics beyond those rendered in connection with their audit and review of Progenics’ financial statements was compatible with maintaining their independence and discussed with them any relationships that may impact their objectivity and independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services in 2006. Information about the independent registered public accounting firm’s fees for 2006 is listed above in this proxy statement under “Fees Billed for Services Rendered by Independent Registered Public Accounting Firm.” Based on these discussions and considerations, the Audit Committee is satisfied as to the independent registered public accounting firm’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, rely without independent verification on the information and representations provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of Progenics’ financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the independent registered public accounting firm is in fact “independent.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Progenics Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee has also determined, subject to stockholder approval, to retain PricewaterhouseCoopers LLP as independent registered public accounting firm for Progenics for the fiscal year ending December 31, 2007.

By the Audit Committee of the Board of Directors

Paul F. Jacobson, Chairman
Kurt W. Briner
Charles A. Baker

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with us.

On July 1, 2001 and September 1, 2001, we contracted with the Albert Einstein College of Medicine of Yeshiva University to perform certain specified research services relating to identified research and development projects. The contracts provide that the required research will be performed by an Albert Einstein research center laboratory headed by Tatjana Dragic, Ph.D., who is the spouse of our Chief Executive Officer and Chief Science Officer. In 2006, we paid Albert Einstein College of Medicine $124,000 for their services. In addition, we employ one research scientist at an aggregate cost of approximately $73,000 and who is assigned to Dr. Dragic’s laboratory to assist with research being performed on our behalf.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING AND COMPLIANCE

Based solely on a review of the reports under Section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports is in compliance with all applicable filing requirements, except for the following: Dr. Olson filed one late Form 4 relating to three transactions and Dr. Scheinberg filed three late Form 4's relating to one, one and three transactions, respectively. We are continuing to monitor the effectiveness of our policies and procedures which are designed to ensure compliance with Section 16 reporting requirements.
`

SALES OF STOCK BY INSIDERS

We have established stock sale guidelines governing the way in which shares of our common stock may be sold by persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time). From time to time, such insiders will engage in sales of our common stock in accordance with these guidelines. These sales may be accomplished pursuant to SEC Rule 144 or pursuant to pre-arranged stock trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act.

Rule 10b5-1 allows persons who may be considered insiders to establish written pre-arranged stock trading plans when they do not have material, non-public information. The plans establish predetermined trading parameters that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. Implementation of these plans seeks to avoid concerns about executing stock transactions when insiders may subsequently be in possession of material, non-public information. Pre-arranged stock trading plans adopted in accordance with Rule 10b5-1 also permit our insiders to gradually diversify their investment portfolios and may minimize the market impact of stock trades by spreading them over an extended period of time.

During the first quarter of 2006, Paul J. Maddon, M.D., Ph.D. the Company’s Founder, Chief Executive Officer and Chief Science Officer established a stock trading plan in accordance with Rule 10b5-1 of the Securities Act of 1934. Under this plan, Dr. Maddon has directed a broker to exercise and sell shares pursuant to stock options which are scheduled to expire in 2007. Several other Progenics executive officers, including our NEO’s, Mr. McKinney, Dr. Boyd and Dr. Kremer, other executives, including Dr. Israel, and Dr. Olson and our directors, including Mr. Baker and Dr. Scheinberg, have established 10b5-1 plans and file Form 4. Other executive officers may choose to establish 10b5-1 plans in the future.

In accordance with Rule 10b5-1, officers and directors of public companies may adopt plans for purchasing or selling securities in which the amount, price and date of the transactions are specified. These plans may only be entered into when the officer or director is not in possession of material, nonpublic information.

FORM 10-K

Stockholders may obtain without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by directing written requests to Investor Relations, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.

STOCKHOLDER PROPOSALS

The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for our Annual Meeting. For a proposal to be considered for inclusion in next year’s proxy statement, it must be submitted in writing to our Corporate Secretary no later than February 12, 2008. If we receive notice after March 23, 2008 of a stockholder’s intent to present a proposal at our 2008 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

HOUSEHOLDING

We have adopted the process called “householding” for mailing the annual report and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters as recommended by the Board of Directors.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

     By order of the Board of Directors

          ROBERT A. McKINNEY
          Chief Financial Officer,
       Senior Vice President, Finance & Operations
              and Treasurer

Tarrytown, New York
April 27, 2007

777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NY 10591

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:00 A.M. Eastern Time on June 11, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE-1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:00 A.M. Eastern Time on June 11, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Progenics Pharmaceuticals, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
VOTE IN PERSON Attend the Annual Shareholders Meeting at 10:00 A.M. Eastern Time on Monday, June 11, 2007. Landmark at Eastview Rockland Room 777 Old Saw Mill River Road Tarrytown, NY 10591
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Progenics Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PROGN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROGENICS PHARMACEUTICALS, INC.

Vote On Directors

1. ELECTION OF DIRECTORS:
NOMINEES:
01) Kurt W. Briner	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.
02) Paul F. Jacobson
03) Charles A. Baker
04) Mark F. Dalton
05) Stephen P. Goff, Ph.D.	☐	☐	☐
06) Paul J. Maddon, M.D., Ph.D.
07) David A. Scheinberg, M.D., Ph.D.
08) Nicole S. Williams

Vote On Proposals		For	Against	Abstain

2.
Approval of amendments to the 1998 Employee Stock Purchase Plan and the 1998 Non-Qualified Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder to 1,600,000 and 500,000, respectively and to make certain other changes to the terms of the Plans.
		☐	☐	☐

3.
Approval of an amendment to the 2005 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder to 3,950,000 and to make certain other changes to the terms of the Plan.
		☐	☐	☐

4.	Ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

5.	Authority to vote in their discretion on such other business as may properly come before the meeting.	☐	☐	☐

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For comments, please check this box and write them on the back where indicated		☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

_________________________________	_________	_____________________________	_________
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROGENICS PHARMACEUTICALS, INC. 777 OLD SAW MILL RIVER ROAD TARRYTOWN, NEW YORK 10591 ANNUAL MEETING OF STOCKHOLDERS JUNE 11, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul J. Maddon, M.D., Ph.D., and Robert A. McKinney, and each of them, as Proxies each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Progenics Pharmaceuticals, Inc. held of record by the undersigned on April 12, 2007 at the Annual Meeting of Stockholders to be held on June 11, 2007 or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for each of the proposals named on the reverse side.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)